EXHIBIT 4.5

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of July 28, 2005 (as amended or otherwise modified, the “Agreement”), is between WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS IX”), the co-investors of WCAS IX listed on the signature pages hereto (collectively with WCAS IX, the “Investors”), Franck L. Gougeon (“Gougeon”), and AGA MEDICAL CORPORATION, a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, the Company, Gougeon, Michael Afremov (“Afremov”) and Kurt Amplatz (“Amplatz”) are parties to civil litigation styled, Michael Afremov v. Kurt Amplatz et al., District Court File No. CT02-017734 (the “Litigation”), which is pending in the District Court for the Fourth Judicial District, County of Hennepin, State of Minnesota (the “Court”);

WHEREAS, pursuant to an Order and Memorandum dated August 3, 2004, the Court ordered Afremov and Gougeon each to submit a proposal to the Court setting forth respective terms on which each of them would purchase all of the other’s shares of capital stock in the Company;

WHEREAS, on December 28, 2004, the Court entered an Order for Judgment on Buyout Motions (the “Original Buyout Order”), which, inter alia, ordered the buyout of all the outstanding shares of stock of Afremov in the Company, pursuant to, and subject to the terms of, such Order and this Agreement (the “Afremov Buyout”);

WHEREAS, on January 18, 2005, the Investors, Gougeon and the Company entered into a Stock Purchase Agreement (the “Original Agreement”) pursuant to which the Investors would purchase from the Company, and the Company would issue and sell to the Investors shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which shares are convertible into shares of common stock of the Company, par value $0.01 per share (“Common Stock”), and the Company would use the proceeds of such investment, together with proceeds from other Contemplated Transactions, to consummate the Afremov Buyout;

WHEREAS, on March 31, 2005, the Court entered an Amended Order for Judgment on Buyout Motions (the “Final Order”);

WHEREAS, on April 20, 2005, Gougeon, Afremov and Amplatz, entered into a Confidential Settlement and Mutual Release Agreement (the “Settlement Agreement”), pursuant to which such parties agreed to settle the Litigation provided, among other things, that the Afremov Buyout is consummated on or prior to July 29, 2005; and

WHEREAS, in connection with the Settlement Agreement, the Investors, Gougeon and the Company desire to amend and restate the Original Agreement to provide for certain amendments necessary to consummate the settlement contemplated thereby and otherwise to reflect certain changes in the business of the Company since the date of the Original Agreement;

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Investors, the Company and Gougeon hereby agree as follows:

1.                                      CERTAIN DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

1.1           As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Ancillary Agreements” means the Stockholders Agreement, Registration Rights Agreement, the Gougeon Employment Agreement, the Settlement Agreement, the Contribution and Exchange Agreement and the Releases.

“Business” means the businesses conducted by the Company and proposed to be conducted by the Company.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Cash Amount” means the cash and cash equivalents of the Company that would be listed on the consolidated balance sheet of the Company dated as of the Closing Date (but immediately prior to giving effect to the consummation of the Contemplated Transactions) and prepared in accordance with GAAP.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company’s Knowledge” means the actual knowledge, after reasonable investigation, of Gougeon, Mike Smithson, Mark Cibuzar, Jodi Raus, Ken Lock, Gary Thill and such other employees and agents of the Company (including employees of Manchester Companies, Inc. who work on the Company’s account with such entity) who would reasonably by expected to have knowledge of the matter in question.

“Company Technology” means any and all Technology used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the filing of the Restated Articles with the Secretary of State of Minnesota, (b) the issuance and sale of the Shares, (c) the execution of the Senior Credit Facility and making of the loans contemplated thereby, (d) the execution of the Subordinated Debt Agreement and issuance of the notes contemplated thereby, (e) the execution, delivery and performance of the Ancillary Agreements, (f) the payment of the Dividend, (g) the consummation of the Afremov Buyout, and (h) the adoption of the Restated Bylaws by the Company.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt,) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Contribution and Exchange Agreement” means that certain Contribution and Exchange Agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between Gougeon, WCAS IX and the other parties thereto.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Excluded Items” means those items disclosed on the Schedules hereto which are specifically referenced as “Excluded Items” on such Schedules.

“Expiration Date” means the later of (i) the sixtieth day after the Company receives the final audited balance sheet of the Company as at December 31, 2005 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal year then ended, accompanied by any notes thereto and the report of the Company’s independent auditors, and (ii) the one-year anniversary of the Closing Date.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gougeon Employment Agreement” means the employment agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between the Company and Gougeon at or prior to the Closing.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, criminal, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division of any of the foregoing), or any arbitrator or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnity Claim” means a claim for indemnity under Section 10.2.

“Indemnity Deductible Amount” means (i) $21,000,000 plus (ii) the Closing Cash Amount less (iii) the Target Cash Amount; provided, that the Indemnity Deductible Amount shall not be less than $0.

“Indemnified Party” means with respect to any Indemnity Claim, the Investor Indemnified Person asserting such claim under Section 10.2.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Company or Gougeon, as the case may be.

“Intellectual Property” means all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from: (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware; (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (iii) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; (iv) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company, taken as a whole.

“Ordinary Course of Business” means an action taken by any Person in the course of such Person’s business which is consistent with the past customs and practices of such Person

(including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) liens securing the purchase price or lease payments for equipment obtained by the Company in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (f) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect and (g) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Registration Rights Agreement” means that certain Registration Rights Agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between Gougeon, WCAS IX and the other parties thereto.

“Releases” means the Mutual General Release Agreement, dated as of January 18, 2005, the Mutual General Release Agreement, to be dated as of the Closing Date, and the other agreements providing for a release of claims and waiver of rights, including appeal rights with respect to the Litigation, in the form reasonably satisfactory to WCAS IX, executed by each of the Company,

Gougeon and Amplatz and, to the extent required by WCAS IX, their respective Affiliates.

“Sale Transaction” means any (i) merger, consolidation or other business combination transaction involving the Company or any of its Affiliates, (ii) sale or other disposition of material assets of the Company or (iii) issuance, sale or other disposition of any Equity Interests of the Company.

“Senior Credit Facility” means that certain new senior credit facility to be entered into by the Company on or prior to the Closing Date, pursuant to which up to $122,000,000 will be made available to the Company.

“Subordinated Debt Agreement” means that certain securities purchase agreement to be entered into by the Company and WCAS Capital Partners IV, L.P. on or prior to the Closing Date, pursuant to which up to $50,000,000 will be made available to the Company.

“Stockholders Agreement” means that certain Stockholders Agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between Gougeon, WCAS IX and the other parties thereto.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Target Cash Amount” means $53,500,000.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, accumulated earnings, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Benefit” means the sum of the amount by which the actual Tax Liability of the Company to the applicable Governmental Authority is reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to the taxable income in any other taxable year or as a carryforward or carryback, as applicable).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code.

1.2           Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2.                                    PURCHASE AND SALE OF SHARES; DIVIDEND; RELEASE.

2.1            Purchase and Sale of Shares.  At the Closing, subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, the number of shares of Series A Preferred Stock (collectively, the “Shares”) set forth in the column designated “Minimum Shares” opposite such Investor’s name on Schedule 2.1 hereto, at a cash purchase price of $1,000 per share (the “Purchase Price”); provided, that at the Closing, in the event the Closing Cash Amount is less than the Target Cash Amount, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, up to the number of Shares set forth in the column designated “Maximum Shares” opposite such Investor’s name on Schedule 2.1 hereto at the Purchase Price, with the aggregate amount of such additional shares to be (a) the lesser of (i) difference between the Closing Cash Amount and the Target Cash Amount and (ii) $20,000,000, divided by (b) the Purchase Price, and the specific amount of additional Shares to be purchased by each Investor to be a pro rata portion of such aggregate additional Shares based on the difference, if any, between such “Minimum Shares” and such “Maximum Shares” set forth opposite such Investor’s name.

2.2            The Closing.  The purchase and sale of the Shares (the “Closing”) will take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111 on the first date the conditions set forth in Sections 7 and 8 have been satisfied or waived by the applicable parties, or at such other place and on such other date as the Company and WCAS IX may agree in writing, in each case, subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8.  Except as otherwise provided in Section 9, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

2.3                                 Closing Deliveries.  At the Closing, each Investor will deliver cash by wire transfer of immediately available federal funds to the account designated in writing not fewer than two Business Days prior to the scheduled Closing Date by the Company, an amount equal to the aggregate Purchase Price to be paid by such Investor for the Shares to be purchased hereunder, in each case, against delivery to such Investor of a certificate or certificates evidencing such Shares.  At the Closing, the Company will deliver to the Investors a certificate indicating its calculation of the Closing Cash Amount, which calculation will be reasonably satisfactory to the Investors.

2.4                                 Dividend.  In connection with the Closing, the Board of Directors of the Company shall declare a dividend on its outstanding shares of Common Stock as of the date of execution of this Agreement in the aggregate amount of $20,000,000 (the “Dividend”).  The Dividend shall be payable on the Closing Date to Gougeon and Afremov, the Company’s stockholders of record as of the date of execution of this Agreement, in equal shares of $10,000,000, based on the pro rata ownership of Common Stock of each such stockholder on such date; provided, that:

(a) of the amount of the Dividend to be paid to Gougeon (i) an amount equal to the aggregate principal amount of any loans made by the Company to Gougeon, including loans made in December 2003 and November 2004, together with any accrued and unpaid interest thereon, will be retained by the Company as payment in full satisfaction of such loans, and (ii) the remaining portion of the Dividend payable to Gougeon shall be paid to him in cash on the Closing Date, and

(b) subject to the terms of the Settlement Agreement, the amount of the Dividend to be paid to Afremov will be retained by the Company as partial payment for the loans, including any accrued and unpaid interest thereon, made by the Company to Afremov that are currently outstanding and are payable upon consummation of the Contemplated Transactions.

2.5                                Release.  In compliance with decretal paragraph 5 of the Final Order to include herein release language which at a minimum contains the language set forth in that decretal paragraph 5, Schedule 2.5 attached hereto sets forth the Mutual General Release Agreement agreed to between the parties thereto (the “Mutual General Release Agreement”).  The signatories to the Mutual General Release Agreement are not signatories to this Agreement by reason of their execution of such agreement.  The execution and delivery of the Mutual General Release Agreement by all parties thereto occurred contemporaneously with execution and delivery of the Original Agreement.  The parties intend to execute a new Release, substantially in the form of the Mutual General Release Agreement, as of the Closing Date.  Gougeon and WCAS IX acknowledge that notwithstanding the provisions of the Mutual General Release Agreement (or any other Release), the letter agreement, dated as of November 29, 2004 between such parties remains in full force and effect and provisions of the Mutual General Release Agreement (or any other Release) do not apply to such letter.

2.6           Contribution and Exchange Agreement.  Immediately upon consummation of the Afremov Buyout, Gougeon and the Investors shall cause the Company to enter into the Contribution and Exchange Agreement and, subject to the terms and conditions therein, consummate the transactions contemplated thereby.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GOUGEON.

In order to induce the Investors to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company and Gougeon, jointly and severally, represent and warrant to the Investors as follows:

3.1           Organization; Subsidiaries. The Company is (a) duly organized, validly existing and in good standing under the laws of the State of Minnesota and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.  The Company has delivered to the Investors true, accurate and complete copies of (x) the Organizational Documents of the Company and (y) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, Board of Directors and any committees appointed by its Board of Directors. Except as disclosed on Schedule 3.1, the Company has no Subsidiaries and does not own any Equity Interests of any other Person.

3.2           Power and Authorization.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company.  This Agreement and each Ancillary Agreement to which it is a party (a) has been (or, in the case of Ancillary Agreements to be entered into after the date hereof and at or prior to the Closing, will be) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into after the date hereof and at or prior to the Closing, will be) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Company has the full power and authority necessary to own and use its Assets and carry on the Business.

3.3           Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Company.

3.4           Noncontravention.  Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal

Requirement applicable to the Company; (b) result in a breach or violation of, or default under, any Contractual Obligation of the Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of the Company; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the Organizational Documents of the Company.

3.5                                 Capitalization of the Company.

3.5.1                                  Outstanding Capital Stock.

(a)           As of the date of this Agreement, the entire authorized capital stock of the Company consists of 8,000,000 shares of Common Stock, and 2,000,000 shares of undesignated Preferred Stock, par value $0.01 per share, of which 400,000 shares of Common Stock are outstanding and no shares of such Preferred Stock are outstanding.  All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable.  The Company has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests.

(b)           Upon the filing of the Restated Articles with the Secretary of State of Minnesota, the authorized capital stock of the Company will consist of 380,000 shares of Common Stock, and 148,524 shares of Series A Preferred Stock.

3.5.2                                  Ownership.

(a)           As of the date of this Agreement, all of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule 3.5.  The Company has delivered to the Investors true, accurate and complete copies of the stock ledger of the Company which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.

(b)           After giving effect to the Contemplated Transactions, all the outstanding shares of capital stock of the Company shall be owned as set forth on Schedule 3.5.

3.5.3                                  The Shares.  The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable.  The shares of Common Stock issuable upon conversion of the Shares (the “Conversion Shares”) have been duly and validly reserved and, when issued in compliance with the provisions of the Restated Articles, will be validly issued, fully paid and nonassessable.

3.5.4                                  Encumbrances, etc.  Except as disclosed on Schedule 3.5: (a) there are no preemptive rights or other similar rights in respect of Shares, the Conversion Shares or any other Equity Interests in the Company, (b) except as imposed by applicable securities laws, there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of the Shares, the Conversion Shares or any other Equity Interests in the Company, or otherwise affecting the rights of any holder of the Equity Interests in the Company, (c) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in the Company and (d) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company.

3.6                                 Financial Statements.

3.6.1                                  Financial Statements.  The Company has delivered to the Investors copies of each of the following: (a) the audited balance sheets of the Company as at December 31, 2004 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), December 31, 2003 and December 31, 2002 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal years then ended, accompanied by any notes thereto and the report of the Company’s independent auditors (collectively, the “Audited Financials”); and (b) the unaudited balance sheets of the Company as at May 31, 2005 and the related unaudited statement of income, cash flow and changes in stockholders’ equity of the Company for the five months then ended (the “Interim Financials” and together with the Audited Financials, collectively the “Financials”)].

3.6.2                                  Compliance with GAAP, etc.  Except as disclosed on Schedule 3.6, the Financials (including any notes thereto) (a) are complete and correct and were prepared in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the Interim Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the most recent Audited Financials) and (c) fairly present the financial position of the Company as at the respective dates thereof and the results of the operations of the Company and changes in financial position for the respective periods covered thereby.

3.7                                 Absence of Undisclosed Liabilities.  The Company has no Liabilities except for (a) Liabilities set forth on Schedule 3.7, (b) Liabilities set forth on the face of the Most Recent Balance Sheet, and (c) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

3.8                                 Absence of Certain Developments.  Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for matters disclosed on Schedule 3.8:

(a)           the Company has not (i) amended its Organizational Documents,

(ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

(b)           the Company has not become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt;

(c)           the Company has not sold any Assets (other than sales of inventory in the Ordinary Course of Business) or permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(d)           the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any director or officer (other than payments made to officers and directors in the Ordinary Course of Business);

(e)           there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(f)            the Company has not increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business, or (ii) any director or officer of the Company;

(g)           the Company has not entered into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant; the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves);

(h)           the Company has not made any capital expenditure in excess of $100,000;

(i)            the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(j)            the Company has not terminated or closed any Facility, business or operation;

(k)           the Company has not adopted any Employee Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Plan;

(l)            the Company has not written up or written down any of its material Assets or revalued its inventory, or made any changes with respect to accounting policies,

procedures and practices (other than as required by GAAP);

(m)          the Company has not settled or compromised any pending or threatened Action involving potential payments by or to the Company of more than $50,000;

(n)           the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8; and

(o)           no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.9                                 Assets.  Except as disclosed on Schedule 3.9, the Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”).  Except as disclosed on Schedule 3.9, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.  The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business and are adequate to conduct the Business.

3.10                           Accounts Receivables.  All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations to the Company, subject to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in accordance with GAAP and in a commercially reasonable manner consistent with past practice, and, to the Company’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

3.11                           Real Property.

3.11.1         Schedule 3.11 sets forth a list of all real property owned by the Company (the “Owned Real Property”) and describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (such leased Real Property together with the Owned Real Property, the “Real Property”), and specifies the lessor or lessors of such leased property, and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”).  Except as described on Schedule 3.11 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company and any lessor(s) of leased Real Property) in possession of the leased Real Property.

3.11.2         The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions.  There is no pending or, to Company’s Knowledge, threatened eminent domain taking affecting any of the Real Property.  The Company has delivered to the Investors true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

3.11.3         None of the Facilities currently existing on the Real Property encroaches upon, and any Facilities under construction on the Real Property will not encroach upon, the real property of any other Person.  No facility of any other Person encroaches upon the Real Property.  Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated.  Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

3.11.4         The Real Property and its current use, occupancy and operation by the Company and the Facilities located thereon do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirements or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other Contractual Obligations, including the requirements of any applicable Encumbrances thereto.  The Company (a) is not in violation of any material Legal Requirement relating to Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, health and fire codes and ordinances affecting the Real Property, or (b) has not received notice of any eminent domain, condemnation or similar proceeding pending or, to the Company’s Knowledge, threatened, or any Government Order relating thereto.

3.12                           Equipment.  Except as described on Schedule 3.12, all of the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, (c) have no defects (whether patent or latent) and (d) have been maintained in accordance with normal industry practice.

3.13                           Intellectual Property.

3.13.1         The Company is the sole owner of or has the sole right to use all Company Technology, and none of the Company Technology is in the possession, custody, or control of any Person other than the Company.

3.13.2         Except as disclosed on Schedule 3.13, the Company (a) has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties or (b) has not received any written or, if received by the Company within the last 90 days, oral, charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology).  To the Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Technology.

3.13.3         Schedule 3.13 identifies (a) all registered Intellectual Property which has been issued to the Company or relates to the Business, (b) each pending application for registration which the Company has made with respect to any Company Technology, (c) each Contractual Obligation which the Company has granted to any third party with respect to any of (a) or (b) above and (d) each Contractual Obligation which the Company has granted to any third party with respect to Company Technology that is not included in (a) or (b) above.  True, accurate and complete copies of all such registrations, applications and Contractual Obligations, in each case, as amended, or otherwise modified and in effect, have been made available to the Investors, as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Each such registration is valid and subsisting.  Schedule 3.13 also identifies each unregistered trade name, trade dress, trademark or service mark used by the Company or in connection with the Business or the Company Technology.

3.13.4         With respect to each item of Company Technology: (a) the Company possesses all right, title, and interest in and to such item, free and clear of any Encumbrance; (b) such item is not subject to any outstanding Government Order, and no Action is pending or, to the Company’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and (c) except as disclosed on Schedule 3.13, the Company has not agreed and does not have a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

3.13.5         Schedule 3.13 identifies each item of Company Technology that any Person besides the Company owns and that is used by the Company or in connection with the Business pursuant to any license (other than commercial off-the-shelf or shrink-wrap computer software licenses), sublicense or other Contractual Obligation (the “Licenses”).  Except as disclosed on Schedule 3.13, there are no royalties for the use of any such Company Technology.  The Company has made available to the Investors true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect.  With respect to each such item identified on Schedule 3.13:  (a) such item is not subject to any outstanding Government Order, and no Action is pending or, to the Company’s Knowledge, threatened which challenges the legality, validity or enforceability of such item and (b) the Company has not granted any sublicense or similar right with respect to any License covering such item.

3.13.6         All Products made, used, or licensed under any registered patents that are part of the Company Technology are properly marked with patent notices, except where the failure to do has not had, and is not reasonably likely to have, a Material Adverse Effect.  All Products and other materials that use any trademark or service mark that is part of the Company Technology or otherwise used in the Business bear proper trademark notices, except where the failure to do has not had, and is not reasonably likely to have, a Material Adverse Effect.  All works that are part of the Company Technology and provided or published to third parties are marked with proper copyright notices, except where the failure to do has not had, and is not reasonably likely to have, a Material Adverse Effect.

3.13.7         Except as described on Schedule 3.13, all current and former employees and contractors of the Company who contributed to the Company Technology have executed enforceable Contractual Obligations that assign to the Company all Intellectual Property rights to any inventions, improvements, discoveries or information relating to the Business.

3.13.8         Except as described on Schedule 3.13, none of the Company Technology constitutes or is dependent on any open source computer code, and none of the Company Technology is subject to any License or other Contractual Obligation that would require the Company to divulge to any Person any source code or trade secret that is part of the Company Technology.

3.13.9         The Company use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by the Company is in compliance with all material applicable privacy policies, terms of use, and laws.  The Contemplated Transactions as of the Closing will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of such data or information.

3.14                           Legal Compliance; Permits.

3.14.1         Compliance.  The Company is not in breach or violation of, or default under: (a) its Organizational Documents nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default; or (b) any Legal Requirement nor, to Company’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults (i) disclosed on Schedule 3.14 and (ii) which have not had, and are not reasonably likely to have, a Material Adverse Effect.

3.14.2         Permits.  The Company has been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business.  Except as disclosed on Schedule 3.14, (a) such Permits are valid and in full force and effect, (b) the Company is not in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and (c) such Permits will continue to be valid and in full force and effect, on identical terms immediately following the consummation of the Contemplated Transactions.

3.15                           Tax Matters.

3.15.1         The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements.  All such Tax Returns were true, correct and complete in all respects.  Except as described on Schedule 3.15, (i) all Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full, (ii) the Company has not received notice from an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and (iii) to the Company’s Knowledge, there is no basis for any such claim to be made.  There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

3.15.2         The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company has complied with all reporting and recordkeeping requirements.

3.15.3         Except as disclosed on Schedule 3.15, to the Company’s Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company pending, being conducted, claimed, raised by a Governmental Authority in writing.  The Company has provided or made available to the Investors true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company for the last three years.

3.15.4         The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

3.15.5         The Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

3.15.6         The Company has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Company).  The Company is not a party to any Contractual Obligation relating to Tax sharing or Tax allocation.  The Company has no Liability for the Taxes of any Person (other than the

Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.15.7         The Company has not filed a consent under Code Section 341(f).

3.15.8         The Company is not and has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, will not be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

3.15.9         The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received on or prior to the Closing Date or (e) any change in Legal Requirements.

3.15.10       The Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

3.16                           Employee Benefit Plans.

3.16.1         For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

3.16.2         Schedule 3.16 lists all Employee Plans as to which the Company sponsors, maintains, contributes or is obligated to contribute, or under which the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a “Company Plan”).  With respect to each Company Plan, the Company has delivered to the Investors true, accurate and complete copies of each of the following:  (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

3.16.3         The Company or any other Person that would be considered a single employer with the Company under the Code or ERISA has never maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

3.16.4         Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified.  Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable Legal Requirements, except where any noncompliance has not had a Material Adverse Effect, and, to the Company’s Knowledge, nothing has occurred with respect to any Company Plan that has subjected or could subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973.  Each Company Plan that is a qualified contribution plan is, to the Company’s Knowledge, an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

3.16.5         All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.

3.16.6         There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.  No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.16.7         Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.17                           Environmental Matters.  Except as disclosed on Schedule 3.17, (a) the Company is, and has been, in compliance with all material Environmental Laws, (b) there has been no release or, to the Company’s Knowledge, threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Company has made available to the Investors true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect.

3.18                           Contracts.

3.18.1         Contracts. Except as disclosed on Schedule 3.18, the Company is not bound by or a party to:

(a)           any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for actual or anticipated annual payments to or by the Company in excess of $50,000 or aggregate payments to or by the Company in excess of $100,000;

(b)           (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for aggregate rental payments in excess of $100,000, under which any Equipment is held or used by the Company;

(c)           any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements, but excluding all commercial off-the-shelf or shrink-wrap computer software licenses) that is not included on Schedule 3.13;

(d)           any Contractual Obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e)           any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary

Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(f)            any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(g)           any Contractual Obligation (or group of related Contractual Obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt in excess of $100,000 or (ii) under which the Company has permitted any Asset to become Encumbered (other than a Permitted Encumbrance);

(h)           any Contractual Obligation under which any other Person has guaranteed any Debt of the Company;

(i)            any Contractual Obligation relating to confidentiality or non-competition (whether the Company is subject to or the beneficiary of such obligations);

(j)            any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(k)           any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

(l)            any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;

(m)          any Contractual Obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

(n)           any agency, dealer, distributor, sales representative, marketing or other similar agreement; or

(o)           any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $100,000 over the life of such Contractual Obligation

The Company has delivered to the Investors true, accurate and complete copies of each written Contractual Obligation listed on Schedule 3.18, in each case, as amended or otherwise modified and in effect.  The Company has delivered to the Investors a written summary setting forth the terms and conditions of each oral Contractual Obligation listed on Schedule 3.18.

3.18.2         Enforceability, etc.  To the Company’s Knowledge, each Contractual Obligation required to be disclosed on Schedule 3.11 (Real Property Leases), 3.12 (Intellectual Property), 3.15 (Employee Plans), 3.18 (Contracts), 3.19 (Affiliate Transactions), 3.20 (Customers and Suppliers) or 3.23 (Insurance) (each, a “Disclosed Contract”) is enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.4, will continue to be so enforceable and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions.

3.18.3         Breach, etc.  Neither the Company nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, default under, or has repudiated any provision of, any Disclosed Contract.

3.19                           Affiliate Transactions.  Except as disclosed on Schedule 3.19, no Affiliate of the Company, Afremov, Gougeon or Amplatz is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company.  Except as disclosed on Schedule3.19, no such Affiliate owns any Asset used in, or necessary to, the Business.

3.20                           Customer and Supplier.  Schedule 3.20 sets forth a complete and accurate list of (a) the 20 largest customers of the Company (measured by aggregate billings) during the two fiscal years ended December 31, 2003, indicating the existing Contractual Obligations, if any, with each such Customer by product or service provided and (b) the 20 largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the two fiscal years ended December 31, 2003, indicating the Contractual Obligations, if any, for continued supply from each such supplier.  The relationships of the Company with the customers and the suppliers required to be listed on Schedule 3.20 are good commercial working relationships and none of such customers or the suppliers has since the Most Recent Balance Sheet Date canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be), or, since the Most Recent Balance Sheet Date, notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Company.  Except as described on Schedule 3.20, as of the date hereof, to the Company’s Knowledge, there is no reason to believe that there will be any change in the relationship of the Company with the customers and suppliers required to be listed on Schedule 3.20 as a result of the Contemplated Transactions.

3.21                           Employees.  There are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand.  No employee of the Company is represented by a labor union and the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract.  No petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, and, to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union.  Except as disclosed on Schedule 3.21, no executive officer’s or other key employee’s employment with the Company has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire in the last year.

3.22                           Litigation; Governmental Orders.

3.22.1         Litigation.  Except as disclosed on Schedule 3.22 (which matters, other than the NMT Dispute (as defined below), have not had, and are not reasonably likely to have, a Material Adverse Effect), there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which may affect the Company or its ownership of, or interest in, any Asset or the use or exercise by the Company of any Asset.  Except as described on Schedule 3.22, there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of the Company, nor, to the Company’s Knowledge, is there any basis for any of the foregoing.  Except as disclosed on Schedule 3.22, there is no Action which the Company presently intends to initiate.

3.22.2         Governmental Orders.  Except as disclosed on Schedule 3.22, no Governmental Order has been issued which is applicable to, or otherwise affects, the Company or its Assets or the Business.

3.23                           Product Warranties; Defects; Liability.

3.23.1         Except as disclosed in Schedule 3.23 (and except for other Liabilities for which there is a reserve which meets the standards described in the following sentence), each product designed, manufactured, marketed, sold, leased, licensed, delivered or installed by the Company (collectively, the “Products”) is, and at all times has been, (a) in compliance with all applicable Legal Requirements, (b) fit for the ordinary purposes for which it is intended to be used and (c) in conformity with any and all Contractual Obligations, express and implied warranties, promises and affirmations of fact made by the Company.  The Company does not have any Liability (and, to the Company’s Knowledge, there is no basis for any present or future Action giving rise to any Liability) for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time in accordance with GAAP, applied on a basis consistent with the principles applied in the preparation of the

Most Recent Balance Sheet, which reserve is adequate to address all such Liabilities.  Each Product contains adequate warnings, the content and display of which conform with applicable Legal Requirements and current industry practice.  There is no design or other defect with respect to any Product.

3.23.2         Except as disclosed in Schedule 3.23, no Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license.  Schedule 3.23 includes a summary of the standard terms and conditions of sale, lease or license for the Company (including applicable guaranty, warranty, and indemnity provisions).

3.23.3         Except as disclosed on Schedule 3.23, there is no Action to which the Company is a party pending, or to the Company’s Knowledge, threatened relating to, or otherwise involving, alleged defects in the Products or services provided by the Company, the failure of any such Products or services to meet certain specifications, or the failure of any such Products or services to have adequate warnings, and, to the Company’s Knowledge, there is no basis for any of the foregoing.  Schedule 3.23 sets forth all concluded Actions (including the disposition thereof) against the Company during the last three years relating to, or otherwise involving, alleged defects in the Products or services provided by the Company, the alleged failure of any such services or Products to meet certain specifications, or the failure of any Products or services to have adequate warnings.  Except as described on Schedule 3.23, the Company does not have any Liability, and, to the Company’s Knowledge, there is no basis for any present or future Action giving rise to any Liability, arising out of any injury to any Person or property as a result of any services provided by the Company, or the ownership, possession, or use of the Products.

3.24                           Insurance.  Schedule 3.24 sets forth a list of current insurance policies, including policies by which the Company, or any of its Assets, employees, officers or directors or the Business is insured (the “Liability Policies”) and, their respective expiration dates.  The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer.  The Company has made available to the Investors true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect.  Schedule 3.24 describes any self-insurance arrangements affecting the Company.  The Company maintains, in full force and effect with financially sound and reputable insurers, insurance with respect to its Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations.  Except as disclosed on Schedule 3.24, to the Company’s Knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any Liability Policy.  Except as disclosed on Schedule 3.24, the Company will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

3.25                           No Brokers.  Except as disclosed on Schedule 3.25, the Company has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

3.26         Disclosure.  The representations and warranties contained in this Section 3 and in the documents, instruments and certificates and all diligence material and information, furnished by the Company to the Investors, prospective lenders under the Senior Credit Facility and the Subordinated Debt Agreement and their representatives do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4                                          REPRESENTATIONS AND WARRANTIES OF GOUGEON.

Gougeon represents and warrants to the Investors that:

4.1           Power and Authorization.  This Agreement and each Ancillary Agreement to which Gougeon is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by Gougeon and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of Gougeon, enforceable against him in accordance with its terms.

4.2           Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.2, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Gougeon of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by Gougeon.

4.3           Noncontravention.  Except as disclosed on Schedule 4.3, neither the execution, delivery and performance by Gougeon of this Agreement or any Ancillary Agreement to which he is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.2, violate any provision of any Legal Requirement applicable to Gougeon; (b) result in a breach or violation of, or default under, any Contractual Obligation of Gougeon; or (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation.

4.4           No Brokers.  Except as disclosed on Schedule 4.4, Gougeon has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Investors or the Company could be Liable.

5                                          REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor, severally and not jointly with the other Investors, represents and warrants to the Company and Gougeon that:

5.1           Organization.  Such Investor (if not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2           Power and Authorization.  The execution, delivery and performance by such

Investor (if not an individual) of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Investor and have been duly authorized by all necessary action on the part of such Investor.  This Agreement and each Ancillary Agreement to which such Investor is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Investor and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

5.3                                 Authorization of Governmental Authorities.  Except as disclosed on Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority (including any state securities filing in New York) is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Investor of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by such Investor.

5.4                                 Noncontravention.  Neither the execution, delivery and performance by such Investor of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any provision of any Legal Requirement applicable to such Investor; (b) result in a breach or violation of, or default under, any Contractual Obligation of such Investor; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or (d) result in a breach or violation of, or default under, such Investor’s Organizational Documents (if not an individual).

5.5                                 Purchase for Investment.  Such Investor is purchasing the Shares being purchased by such Investor hereunder for investment for such Investor’s own account and not with a view to, or for sale in connection with, any distribution thereof.

5.6                                 Private Placement.

5.6.1           Such Investor’s financial situation is such that such Investor can afford to bear the economic risk of holding the Shares being purchased by such Investor hereunder for an indefinite period of time, and such Investor can afford to suffer the complete loss of such Investor’s investment in the Shares.

5.6.2           Such Investor’s knowledge and experience in financial and business matters are such that such Investor is capable of evaluating the merits and risks of such Investor’s investment in the Shares or such Investor has been advised by a representative possessing such knowledge and experience.

5.6.3           Such Investor understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the

Shares and that following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for such Investor to sell or pledge the Shares, or any interest in the Shares, in case of emergency or otherwise.

5.6.4           Such Investor and such Investor’s representatives, including, to the extent such Investor deems appropriate, such Investor’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with such Investor’s investment in the Shares, and such Investor understands and is aware of the risks related to such investment.

5.6.5           Such Investor is an “accredited investor” as such term is defined in Regulation D promulgated under the 1933 Act.

5.6.6           No Investor has any plan or intention to sell, exchange, transfer or otherwise dispose of (including by way of gift) any of its shares of Series A Preferred Stock immediately after the purchase of any such Shares.

5.7                                 No Brokers.  Such Investor has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Company or Gougeon could be Liable.

6                                         COVENANTS.

6.1                                 Closing; Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Sections 7 and 8).  From time to time after the Closing, each of the parties hereto, at the request of any other party hereto and without further consideration, shall execute and deliver such further instruments of transfer and assignment and take such other actions as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investors, the Shares and all rights thereto and to fully implement the provisions of this Agreement.

6.2                                 Operation of Business.

6.2.1           Conduct of Business.  The Company will:

(a)           conduct the Business only in the Ordinary Course of Business;

(b)           maintain the value of the Business as a going concern;

(c)           preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and

(d)           consult with WCAS IX prior to taking any action or entering into any transaction that may be of strategic importance to the Company.

6.2.2                                  Investors’ Consent.  Without limiting the generality of Section 6.2.1, without the written consent of WCAS IX, the Company will not:

(a)                                  take or omit to take any action that would cause the representations and warranties in Section 3 to be untrue at, or as of any time prior to, the Closing Date;

(b)                                 settle its outstanding patent infringement dispute with NMT Medical, Inc. (the “NMT Dispute”); and

(c)                                  take or omit to take any action which, if taken or omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Schedule 3.8.

6.3                                 Notices and Consents.  The Company will give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 3.3 and Schedule 3.4 or as otherwise reasonably requested by the Investors. Gougeon will give all notices to, make all filings with and use his commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 4.2 and Schedule 4.3 or as otherwise reasonably requested by the Investors.  Each Investor will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 5.3 or as otherwise reasonably requested by the Company or Gougeon.

6.4                                 Access to Premises.  Until the Closing Date, the Company will permit the Investors, prospective lenders under the Senior Credit Facility and their respective representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Company and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Company and make copies of such books, records, contracts, data, information and documents as the Investors, such prospective lenders or their respective representatives may reasonably request.

6.5                                 Notice of Developments.  Until the Closing Date, the Company will give WCAS IX prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of the Company, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Company’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

6.6                                 Publicity.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of WCAS IX, the Company and Gougeon; provided, however, that the provisions of this Section 6.6 will not prohibit (a) any private disclosure by any prospective lender under the Senior Credit Facility in the ordinary course to any such Person’s representatives, potential investors or participants, so long as each such recipient is under an obligation to keep such disclosed information confidential, (b) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

6.7                                 Transfer Taxes.  All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Shares under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Investors for any such tax, fee or duty which any of them is required to pay under applicable law.

6.8                                 Non-Solicitation.  Gougeon and the Company shall, and shall cause their respective Affiliates and their and such Affiliates’ respective officers, directors, shareholders, employees or agents to, immediately terminate all discussions or negotiations existing on the date hereof, if any, with any Person with respect to, or any that could reasonably be expected to lead to, or that contemplate the possibility of a Sale Transaction.  Until the Closing or earlier termination of this Agreement in accordance with Section 9, Gougeon and, from the date the Company executes this Agreement, the Company shall not, and shall instruct their respective Affiliates and their and such Affiliates’ respective officers, directors, shareholders, employees or agents not to, (i) solicit, facilitate or encourage any proposal with respect to a Sale Transaction; (ii) solicit the employment of, or offer to employ, any employee of the Company or any related entity with any other entity; (iii) enter into any discussions with any Person or provide to any Person any information with respect to any proposal with respect to a Sale Transaction; or (iv) discuss or negotiate, or enter into any sale or other agreement with respect to a Sale Transaction.  Any failure by the respective officers, directors, shareholders and agents of the Company or Gougeon or their respective Affiliates to comply with the terms of this Section 6.8 shall be deemed to constitute a breach by the Company and Gougeon of this Section 6.8.

6.9                                 Use of Proceeds.  The Company shall apply the proceeds from the sale of the Shares to the Investors, the loans under the Senior Credit Facility and Subordinated Debt Agreement and certain existing cash of the Company to (a) fund the Afremov Buyout, (b) repay all Debt under Disclosed Contracts, if any, (c) pay the Dividend, (d) pay fees and expenses relating to the Contemplated Transactions, and (e) general working capital purposes.

7                                         CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of each Investor to consummate the Closing is subject to the prior fulfillment of each of the following conditions:

7.1                                 Representations and Warranties.  The representations and warranties of the Company and Gougeon contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2                                 Performance.  Each of the Company and Gougeon will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

7.3                                 Compliance Certificate.  The Company will have delivered to WCAS IX a certificate certifying its compliance with the conditions set forth in Sections 7.1, 7.2, 7.10 and 7.12.

7.4                                 Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

7.5                                 Absence of Litigation.

7.5.1                                  The Final Order and the Settlement Agreement shall each continue to be in full force and effect.

7.5.2                                  No Action will be pending or threatened in writing which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of any Investor to own the Shares (including the right to vote the Shares) or (d) would compel any Investor or any of Affiliate of any Investor to dispose of all or any material portion of the business or assets of such Investor or Affiliate.

7.6                                 Legal Opinion.  WCAS IX will have received from Parsinen Kaplan Rosberg & Gotlieb P.A., counsel to Gougeon (or other counsel reasonably acceptable to WCAS IX), its opinion with respect to the Contemplated Transactions, which opinion will be in form and substance satisfactory to it.  Such opinion will, at the request of WCAS IX, be confirmed to any lender under the Subordinated Debt Agreement or the Senior Credit Facility.

7.7                                 Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 3.3, Schedule 3.4, Schedule 4.2 or Schedule 4.3, or as otherwise reasonably requested by the Investors, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Investors, and no such authorization, consent or approval will have been revoked.

7.8                                 Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to WCAS IX and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.9                                 Restated Articles; Ancillary Agreements.  The Company will have filed with the Secretary of State of Minnesota an Amended and Restated Articles of Incorporation, in form and substance reasonably satisfactory to WCAS IX (the “Restated Articles”), and such Restated Articles shall have been accepted by such Secretary of State.  Each of the Ancillary Agreements will have been executed and delivered to WCAS IX by each of the other parties thereto (other than the Investors and, in the case of the Contribution and Exchange Agreement only, the Company).

7.10                           Certain Legal Matters.

7.10.1                            The delivery sheath recall initiated by the Company during the week of November 22, 2004 (the “Recall”), or the facts and circumstances arising out of or relating to the Recall, shall not have had, and shall not reasonably be expected to have, any adverse effect on the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company, including without limitation (i) a deterioration in the relationship of the Company with, or increase in the level of oversight by, the U.S. Food and Drug Administration (“FDA”), or any Governmental Authority exercising comparable regulatory authority in any jurisdiction, (ii) an increased risk of Actions against the Company by or on behalf of end-users of the Products or by any Person involved in the design, manufacture, testing, marketing or implantation of any Product, (iii) a deterioration in the Company’s reputation or reduction in demand for the Products, in any market in which the Company now operates the Business or proposes to conduct the Business following consummation of the Contemplated Transactions, (iv) an increase in the Company’s operating expenses, or (v) an adverse effect on the Company’s ability to supply, design, manufacture, market or implant any Product.

7.10.2                            The facts and circumstances arising out of or relating to any actual or threatened Actions by any Governmental Authority, other than pursuant to Section 7.10.1, against the Company, Afremov, Gougeon or Amplatz shall not have had, and shall not reasonably be expected to have, any adverse effect on the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company (it being understood that for purposes of this Section 7.10.2 only, the incurrence by the Company of reasonable legal fees and expenses and the reasonable deployment of resources of the Company (including time spent by management), in each case, in response to any such actual or threatened Actions, will not by themselves constitute such an adverse effect).

7.11                           Financing.  The Company shall have entered into a Senior Credit Facility in form and substance reasonably satisfactory to WCAS IX, and received at least $107,000,000 pursuant to such Senior Credit Facility.  The Company shall have entered into a Subordinated Debt Agreement in form and substance reasonably satisfactory to WCAS IX, and received at least $50,000,000 pursuant to such Subordinated Debt Agreement.

7.12                           No Material Adverse Change.  Since the Most Recent Balance Sheet Date, there shall not have occurred any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8                                         CONDITIONS TO GOUGEON’S AND THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of Gougeon to consummate the Closing is subject to the prior fulfillment of each of the following conditions and the obligations of the Company to consummate the Closing is subject to the prior fulfillment of each of the conditions set forth in Sections 8.1 through 8.8:

8.1                                 Representations and Warranties.  The representations and warranties of each Investor contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

8.2                                 Performance.  The Investors will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Investors at or prior to the Closing.

8.3                                 Compliance Certificate.  The Investors will have delivered to the Company a certificate certifying their compliance with conditions set forth in Section 8.1 and 8.2.

8.4                                 Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

8.5                                 Absence of Litigation.

8.5.1                                  The Final Order and the Settlement Agreement shall each continue to be in full force and effect.

8.5.2                                  No Action will be pending or threatened in writing which may result in Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).

8.6                                 Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other

Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 5.3, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Company, and no such authorization, consent or approval will have been revoked.

8.7                                 Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Company and to its counsel, and the Company will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

8.8                                 Ancillary Agreements.  Each of the Ancillary Agreements to which any Investor is a party will have been executed and delivered to the Company by each of the other parties thereto (other than the Company and Gougeon).

8.9                                 No Material Adverse Change.  Since the Most Recent Balance Sheet Date, there shall not have occurred any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9                                         TERMINATION.

9.1                                 Termination of Agreement.  This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a)                                  by mutual written consent of WCAS IX, Gougeon and the Company;

(b)                                 by either WCAS IX, the Company or Gougeon by providing written notice to the other at any time after July 29, 2005; provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

(c)                                  by either WCAS IX, the Company or Gougeon if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

(d)                                 by WCAS IX if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Company or Gougeon contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which such Investor’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Company or Gougeon will have breached, not satisfied or violated in any material respect any of their respective covenants and agreements contained in this Agreement, which breach, inaccuracy, non-satisfaction or violation described in clauses (i) or (ii) above, would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in

Section 7 and cannot be or has not been cured on or before ten Business Days after WCAS IX notifies the Company of such breach, inaccuracy, non-satisfaction or violation; or

(e)                                  by either the Company or Gougeon if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of any Investor contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Company’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) any Investor will have breached, not satisfied or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach, inaccuracy, non-satisfaction or violation described in clauses (i) or (ii) above would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in Section 8 and cannot be or has not been cured on or before ten Business Days after the Company notifies WCAS IX of such breach, inaccuracy, non-satisfaction or violation.

9.2                                 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement – other than the provisions of Section 3.25, 4.4, 5.5 (No Brokers), 6.6 (Publicity), 9.2 (Effect of Termination), 10 (Survival; Indemnification),11.1 (Expenses), 11.10 (Governing Law), 11.11 (Jurisdiction), and 11.13 (Waiver of Jury Trial) – will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

10                                    SURVIVAL; INDEMNIFICATION.

10.1                           Survival.  All representations and warranties contained in or made pursuant to this Agreement or any Ancillary Agreement shall survive execution and delivery of this Agreement and the Ancillary Agreements for a period beginning on the date hereof and ending on the Expiration Date; provided, that (a) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(d) (Noncontravention), 3.5 (Capitalization), 3.25 (No Brokers), 4.1 (Power and Authorization) or 4.4 (No Brokers) shall survive indefinitely; and (b) the representations and warranties set forth in Sections 3.14.1(Compliance with Legal Requirements), 3.15 (Tax Matters), 3.16 (Employee Benefit Plans) or 3.17 (Environmental Regulation) shall survive until the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions). All covenants and agreements contained in or made pursuant to this Agreement or any Ancillary Agreement shall survive execution and delivery of this Agreement and the Ancillary Agreements and the Closing.

10.2                           Indemnification.

10.2.1                            Indemnification.  Subject to the limitations set forth in Section 10.2.2, the Company and Gougeon will, on a joint and several basis, indemnify and hold harmless the Investors and each of their Affiliates, and the representatives (including legal, professional, financial, tax and other advisors) and Affiliates of each of the foregoing Persons (each, an “Investor Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses (including without limitation any diminution in value of the Shares, the Conversion Shares or other Equity Interests hereafter acquired by the Investors as a result of or arising in connection with (a) and (b) below, and, for the avoidance of doubt, including any such diminution in value resulting from the application of this Section 10.2.1 and the payment of any amounts by the Company hereunder including to the Investors), damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement as incurred), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses as incurred), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Investor Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a)                                  any fraud of the Company or Gougeon, the federal grand jury subpoenas received by the Company and Afremov from U.S. Department of Justice on or about November 17, 2004, the Excluded Items (including, without limitation, any amounts invested in the Company (or, following the contribution and exchange contemplated by the Contribution and Exchange Agreement, any parent thereof) by any Investor Indemnified Person as a result of the facts and circumstances discussed in the Fredrikson & Byron P.A. Report of Investigation for AGA Medical Corporation, dated July 13, 2005) or any breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon in this Agreement, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to “the Company’s Knowledge” and materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); or

(b)                                 any breach or violation of any covenant or agreement of the Company or Gougeon (including this Section 10.2.1) to the extent required to be performed or complied with by the Company or Gougeon prior to the Closing in or pursuant to this Agreement or any Ancillary Agreement.

10.2.2                            Limitations.

(a)                                  The Company will have no obligation to indemnify the Investor Indemnified Persons pursuant to Section 10.2.1(a) solely in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon described therein unless the aggregate amount of all such Losses incurred or suffered by the Investor Indemnified Persons exceeds the Indemnity Deductible Amount (at which point the Investor Indemnified Persons will be indemnified for all such Losses in excess of the Indemnity Deductible Amount); provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.15 (Tax Matters).

(b)                                 Gougeon will have no obligation to indemnify the Investor Indemnified Persons pursuant to Section 10.2.1(a) solely in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon described therein unless the aggregate amount of all such Losses incurred or suffered by the Investor Indemnified Persons exceeds the Indemnity Deductible Amount (at which point, the Investor Indemnified Persons will be indemnified for all such Losses in excess of the Indemnity Deductible Amount) and Gougeon’s aggregate liability in respect of any such claims will not exceed $95,000,000 plus an amount equal to the additional aggregate Purchase Price, if any, paid by the Investors pursuant to the proviso in Section 2.1 (the “Cap”); provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.15 (Tax Matters); and provided further, that the Cap will also not apply to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(d) (Noncontravention), 3.5 (Capitalization), 3.14.1 (Legal Compliance), 3.16 (Employee Benefit Plans), 3.17 (Environmental), 3.25 (No Brokers), 4.1 (Power and Authorization) and 4.4 (No Brokers).

(c)                                  All payments to be made by the Company pursuant to this Section 10 will be made in cash.  All payments to be made by Gougeon pursuant to this Section 10 will be made, at Gougeon’s option, in cash or through the transfer of capital stock of the Company (or, following the contribution and exchange contemplated by the Contribution and Exchange Agreement, any parent thereof) held by Gougeon (including any of his successors, assigns and transferees) on such date with a fair value equal to such payment obligation, determined as of the Closing Date, as adjusted to reflect the diminution in value of such capital stock resulting from any Losses, to the applicable Investor Indemnified Persons.  At any time when shares of capital stock will be used to satisfy his indemnification obligations hereunder, any such shares which have an automatic accruing dividend or other preferential rights will first be used to satisfy such obligations, and then, after all such shares have been so transferred, any other shares of such capital stock then held by Gougeon (including his successors, assigns and transferees) will be used to satisfy such obligations. The fair value of any shares of capital stock to be used to satisfy any indemnification obligations hereunder shall be determined, as of the Closing Date, jointly by the Gougeon and WCAS IX at the time such payment is to be made; provided, that the value of shares of capital stock which have an accruing dividend shall be the accrued value of such shares.  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such shares shall be determined, as of the Closing Date, by an independent appraiser experienced in valuing such type of securities jointly selected by Gougeon and WCAS IX.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by Gougeon.

(d)                                 All payments to be made by the Company or Gougeon pursuant to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.15 (Tax Matters) shall be reduced, if and to the extent there have been any (i) actual Tax Benefits to the Company prior to the time such payment is to be made, which Tax Benefits result from items 1 or 2 disclosed on Schedule 10.2.2(d), or (ii) actual cash received by the Company prior to the time such payment is to be made, which cash is received as a result of items 3 or 4 disclosed on Schedule 10.2.2(d), and, in the case of (i) and (ii) of this Section 10.2.2(d), if requested by WCAS IX, such Tax Benefits or cash are verified in writing by the Company’s independent accountants.

(e)                                  The Investors acknowledge that Gougeon will contribute up to $15,000,000 of the proceeds he receives from the Contemplated Transactions to a newly formed limited partnership to be known as the Gougeon Family Limited Partnership (the “Family Partnership”).  Prior to the contribution of such proceeds, no other contributions will have been made to the Family Partnership.  Thereafter, Gougeon may contribute additional assets (other than shares of capital stock of the Company (or, following the contribution and exchange contemplated by the Contribution and Exchange Agreement, any parent thereof)) to the Family Partnership, if and to the extent Gougeon has received distributions from the Family Partnership equal to or greater than the fair market value of such additional contributed assets.  Except for contributions of assets contemplated by the immediately preceding sentence, no additional contributions will be made to the Family Partnership.  Provided that there has not been any breach or violation of this paragraph (e), if any claim becomes due from Gougeon pursuant to Section 10.2.1(a) solely in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon described therein, the Investors shall have no rights against Gougeon’s interest in, or the assets held in, the Family Partnership.  Upon receiving any notice of any such claim, Gougeon will, if requested, provide WCAS IX with reasonable documentation evidencing all contributions made and distributions from the Family Partnership, including reasonable documentation evidencing the fair market value of any non-cash contributions or distributions.

(f)                                    Claims for indemnification pursuant to any other provision of Section 10.2.1 are not subject to the limitations set forth in this Section 10.2.2.

(g)                                 If, following the Closing, any claim becomes due from Gougeon pursuant to Section 10 in respect of any Losses, Gougeon shall have no rights against the Company, or any director, officers, employee or stockholder thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such claim, and shall not take any action against the Company or any person or entity in respect thereof.

Notwithstanding anything to the contrary contained herein, none of Gougeon, the Company, the Investors nor any Investor Indemnified Person shall assert any claims against any officers, directors, attorneys, employees, or agents of the Company (other than Gougeon), arising out of or with respect to this Agreement or the Contemplated Transactions, including any Ancillary Agreement or any other document, Schedule, instrument or certificate delivered pursuant to or in connection therewith, or any action, inaction, statement or omission pertaining thereto (whether such right sounds in contract or tort, or by reason of contribution, indemnification, subrogation, or otherwise), including without limitation any right arising with respect to Section 10 in respect of any Losses suffered by reason of any breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon.

10.2.3                            Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Section 10.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party prior to the expiration of such representation or warranty set forth in Section 10.1 (unless the time of expiration of such representation or warranty shall be extended pursuant to equitable tolling, fraudulent concealment or similar doctrines).

10.2.4                            Third Party Claims.

(a)                                  Notice of Claim.  If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)                                 Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense (although not to appear as though counsel of record) of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 10.2.4.  In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party

Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (vi) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate (although not to appear as though counsel of record) in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c)                                  Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d)                                 Indemnified Party’s Control.  If the Indemnifying Party does not deliver the notice contemplated by Section 10.2.4(b) within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 10.2.4(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).  In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.2.4, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

(e)                                  Consent to Jurisdiction Regarding Third Party Claim.  The Company and Gougeon, each in its and his capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 11.11 are incorporated herein by reference, mutatis mutandis.

10.2.5                            Exclusive Remedy.  Except for remedies that cannot be waived as a matter of law or as provided in Section 11.12, if the Closing occurs, indemnification pursuant to this Section 10 shall be the exclusive remedy for any breach of this Agreement (including any representation, warranty, covenant and agreement contained in this Agreement), other than in respect of claims based on conduct constituting fraud, intentional misrepresentation or the violation of law.

11                                  MISCELLANEOUS

11.1                           Expenses.  Each of the parties hereto will be responsible for their own costs and expenses in connection with the negotiation, execution and consummation of the Contemplated Transactions; provided, that if and to the extent of the consummation of the Contemplated Transactions, the Company will pay all such costs and expenses of Gougeon and the Investors; provided, further, that if this Agreement is terminated in accordance with Section 9.1 (other than a termination pursuant to Section 9.1(e)), Gougeon will pay the out-of-pocket costs and expenses of the Investors, including any fees and expenses payable to any advisors of the Investors, up to an aggregate $2,500,000.  At the time of, and subject to, the consummation of the Afremov Buyout, the Company shall pay to WCAS Management Corporation, or another designee of WCAS IX, a financing fee equal to $2,440,000 payable in immediately available funds at the Closing.

11.2                           Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

AGA Medical Corporation

682 Mendelssohn Avenue

Golden Valley, Minnesota 55427
Telephone number: (763) 513-9227
Facsimile number: (763) 513-9226
Attention: Chief Executive Officer

If to Investor, to it at:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Telephone number: (212) 893-9500
Facsimile number: (212) 893-9583
Attention: Paul B. Queally and Sean M. Traynor

with a copy to:

Ropes & Gray LLP
45 Rockefeller Plaza
New York, New York 10111
Telephone number:  (212) 841-5785
Facsimile number: (212) 841-5725
Attention: Othon A. Prounis, Esq.

If to Gougeon, to him at:

4930 St. Croix Avenue North

Golden Valley, Minnesota 55422
Telephone number: (763) 521-7143
Facsimile number: (763) 521-7143

with a copy to:

Parsinen Kaplan Rosberg & Gotlieb P.A.

100 South Fifth Street, Suite 110

Minneapolis, Minnesota 55402
Facsimile number: (612) 333-6798
Attention: Jude Anne Carluccio, Esq.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.2 to each of the other parties hereto.

11.3                           Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that any Investor may assign any or all of its rights and interests hereunder to one or more of its Affiliates.  Any purported assignment, delegation or transfer other than pursuant to the preceding sentence shall be null and void ab initio.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.4                           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by WCAS IX, Gougeon and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.5                           Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein or therein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

11.6                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  Facsimile signatures hereon shall be deemed original signatures hereon.

11.7                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.8                           Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.9                           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.  Any references to the Company throughout the representations or warranties shall include references to each of the subsidiaries of the Company.  Any affirmative covenant made by the Company hereunder shall include a covenant to cause each of its subsidiaries to engage in the required activity, if applicable.  Any negative covenant made by the Company hereunder shall include a covenant not to cause any of its subsidiaries to engage in the applicable activity.

11.10                     Governing Law.  This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.11                     Jurisdiction; Venue; Service of Process.

11.11.1                      Jurisdiction.  Subject to the provisions of Section 10.4.5, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in New York County in the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.11.2                      Venue.  Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in courts located in New York County in the State of New York.  Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

11.11.3                      Service of Process.  Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.12                     Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

11.13                     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement as of the date first above written.

THE INVESTORS:	WELSH, CARSON, ANDERSON & STOWE IX, L.P.

	By:	WCAS IX Associates, L.L.C.,
its general partner

	By:	/s/ Jonathan Rather
Name:
Title:

Russell L. Carson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. de Nicola
Paul B. Queally
Jonathan M. Rather - IRA
Sanjay Swani
D. Scott Mackesy
John D. Clark
James R. Matthews
John Almedia, Jr.
Sean M. Traynor
WCAS Profit Sharing Plan
Michael E. Donovan
Eric J. Lee
Brian T. Regan
Lucas Garman
David Mintz

	By:	/s/ Jonathan Rather
Name:
Title:

WCAS MANAGEMENT CORPORATION

	By:	/s/ Jonathan Rather
Name:
Title:

THE BRUCE K. ANDERSON
2004 IRREVOCABLE TRUST

By:	/s/ Mary R. Anderson
Name:
Title:

THE PATRICK WELSH
2004 IRREVOCABLE TRUST

By:	/s/ Carol Welsh
Name:
Title:

/s/ Lauren Melkus
Lauren Melkus

ROUNDTABLE ASSOCIATES LLP

By:	/s/ David F. Bellet
Name: David F. Bellet
Title: Managing Partner

SELECT GLOBAL INVESTORS, L.P.

By:	/s/ Rocco A. Ortenzio
Name: Rocco A. Ortenzio
Title: General Partner

/s/ Jeffrey Jay
Jeffery Jay

GOUGEON:	/s/ Franck Gougeon
Franck Gougeon

THE COMPANY:	AGA MEDICAL CORPORATION

	By:	/s/ John Borg
John Borg, Receiver-Interim CEO*

*Notwithstanding anything contained elsewhere to the contrary, it is understood and agreed that John Borg, whose signature appears on behalf of the Company, has, by direction of the Hennepin County District Court, State of Minnesota, in its Order for Judgment On Buyout Motions, dated December 28, 2004, executed this agreement solely in his representative and court-appointed capacity as Receiver-Interim CEO (as defined and set forth in the May 22, 2003 Order of Judge Karasov, as later modified and amended). Mr. Borg has made no substantive review of the terms and conditions of this agreement nor has he conducted any inquiry regarding the accuracy of such matters (the due diligence having been conducted through Mr. Gougeon and the managers, employees, distributors, customers and vendors of the Company).  Mr. Borg’s signature is intended to bind the Company to the Agreement, but he joins individually in none of the covenants, representations, warranties, or other undertakings contained herein.

SCHEDULE 2.1

Investor	Minimum Shares	Aggregate Purchase Price	Maximum Shares	Aggregate Purchase Price
Welsh, Carson, Anderson & Stowe IX, L.P.	117,039	$117,039,000	136,517	$136,517,000
Patrick Welsh 2004 Irrevocable Trust	388	388,000	452	452,000
Russell L. Carson	388	388,000	452	452,000
Bruce K. Anderson 2004 Irrevocable Trust	388	388,000	452	452,000
Thomas E. McInerney	388	388,000	452	452,000
Robert A. Minicucci	382	382,000	445	445,000
Anthony J. de Nicola	326	326,000	380	380,000
Paul B. Queally	326	326,000	380	380,000
Jonathan M. Rather — IRA	98	98,000	114	114,000
Sanjay Swani	92	92,000	107	107,000
D. Scott Mackesy	92	92,000	107	107,000
John D. Clark	92	92,000	107	107,000
James R. Matthews	92	92,000	107	107,000
John Almedia, Jr.	24	24,000	27	27,000
Sean M. Traynor	100	100,000	116	116,000
WCAS Profit Sharing Plan	50	50,000	50	50,000
Michael E. Donovan	100	100,000	100	100,000
Eric J. Lee	50	50,000	50	50,000
Brian T. Regan	25	25,000	25	25,000
Lucas Garman	25	25,000	25	25,000
David Mintz	10	10,000	10	10,000
WCAS Management Corporation	10	10,000	10	10,000
Lauren Melkus	100	100,000	100	100,000
Roundtable Associates LLP	100	100,000	100	100,000
Select Global Investors, LP	250	250,000	250	250,000
Jeffrey Jay	1,000	1,000,000	1,000	1,000,000

Total	122,000	$122,000,000	142,000	$142,000,000

SCHEDULE 2.5

Mutual General Release Agreement

This Mutual General Release Agreement (“Release”) is made by and among the undersigned (each referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS, the undersigned are interested persons and/or parties to that certain litigation venued in Hennepin County District Court, namely, Afremov v. Amplatz. et al., Court File No. CT 02-017734 (the “Pending Action”); and

WHEREAS, the signatory Parties hereto identified as Franck Gougeon, the Investors, and AGA Medical Corporation (the “Company”) are also signatories to that certain Stock Purchase Agreement executed contemporaneously herewith (the “Agreement”); and

WHEREAS, the undersigned desire to fully and finally resolve and settle all issues, differences and actual and potential claims between them, including specifically, but not limited to, all claims that were or could have been alleged in the Pending Action.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1.             Recitals. The recitals set forth above are incorporated herein by reference.

2.             Defined Terms. All terms not otherwise defined herein shall be as defined in the Agreement to which this Release is attached as Schedule 2.5.

3.             Mutual General Release.

(a)           Each Party hereby releases and forever discharges every other Party to this Release, including each Party’s respective owners, officers, directors, employees, predecessors, attorneys, agents, heirs, executors, successors and assigns from absolutely all claims that they have, or may have, against any of the other Parties to this Release, arising out of any fact, circumstance or occurrence of any kind or nature up through the date of this Release. This release includes a release of all claims, known or unknown, contingent or non-contingent, matured or unmatured, including but not limited to the involvement of any of the Parties in the Pending Action, or in the due diligence, drafting, or negotiations related to this Release or any other aspect of the Contemplated Transactions (the “Released Claims”). The Parties hereby declare and represent that in making this Release it is understood and agreed that the Parties are relying entirely upon their own judgment, belief, and knowledge of the nature, extent and duration of said Released Claims and that the Parties have not been influenced to any extent whatsoever in making this Release by any representations or statements regarding said Released Claims, or regarding any other matters, made by the Parties or by any person or persons representing any of them; provided, however, that all rights concerning representations, warranties, agreements, promises or covenants expressly set forth in the Agreement are preserved and not released, as are all rights of the Investor Indemnified Persons against Gougeon and the Company arising out of matters described in Section 10 of the Agreement.

(b)           Subject to the last sentence of Paragraph 3 (a), the Parties: (i) hereby expressly waive any rights they may have under any statutes or common law principles with respect to the Released Claims which may limit the extension of this Release to claims which the Parties do not know or suspect to exist in their favor at the time of executing this Release, which if known by them may have materially affected their release of the other Parties; and (ii) further acknowledge that they may hereafter discover facts different from, or in addition to, those which the Parties now know or believe to be true with respect to the Released Claims, and agree that, in such event, this Release shall nevertheless be and remain effective in all respects with respect to the Released Claims, notwithstanding such different or additional facts, or the discovery thereof.

(c)           Each Party, severally but not jointly, represents and warrants that it or he has not assigned or otherwise transferred any interest in any of the Released Claims.

(d)          Subject to the last sentence of Paragraph 3 (a), the Parties: (i) covenant that they will not sue or otherwise prosecute claims against any other Party with respect to any of the Released Claims; and (ii) acknowledge and agree that it shall be sufficient for dismissal with prejudice of any such action that this executed Release be presented to any court of competent jurisdiction.

(e)           The Parties acknowledge and agree that the other Parties are direct or intended third party beneficiaries of this Release for purposes of this Paragraph 3.

(f)           It is anticipated that this Release will be executed in substantially the same form as of the Closing Date, with effect up to the Closing Date, and the Parties agree to cooperate to execute such additional release document (s) as of the Closing Date.

4.             Additional Released Persons. Franck Gougeon, the Investors, and the Company each further releases and forever discharges the following persons and entities and their respective owners, officers, directors, employees, predecessors, attorneys, agents, heirs, executors, successors and assigns (“Additional Released Persons”) from any and all Released Claims pursuant and subject to the same terms and conditions set forth in Paragraph 3 as fully as if the Additional Released Persons were named in Paragraph 3 as “Parties” benefiting from the release and discharge granted therein to such Parties:

Bassford Remele, A Professional Association;

Fredrikson & Byron, P.A.; provided that the release of Fredrikson & Byron shall not apply to contract and employment law advice and related services of the type performed by Fredrikson & Byron as outside counsel to the Company prior to appointment of the Receiver which do not arise in connection with the litigation giving rise to the Order or any investigations or other proceedings related thereto or to any matter involving parties to such litigation other than the Company;

Halleland, Lewis, Nilan, Sipkins & Johnson P.A.;

Manchester Companies, Inc;

Merrill Corporation;

Michael J. O’Rourke, Esq. and Kelly & Jacobson;

Briggs and Morgan.

5.             Litigation Counsel Disclaimer and Release. Franck Gougeon, the Company and the Investors hereby agree to the following:

(a)           The law firm of Bassford Remele, A Professional Association, and its attorneys Lewis A. Remele and Dale M. Wagner (“Litigation Counsel”) are signing the Agreement and this Release solely as a legal representative for the Company for the purpose of effectuating the intent of the Order and Litigation Counsel have no intent to obligate themselves as to any of the covenants, undertakings or obligations of the Company under the Release or the Agreement.

(b)           Litigation Counsel shall not be considered a party to the Release or the Agreement despite their signature thereon, except with respect to Litigation Counsel’s status as a third party beneficiary pursuant to Paragraph 4 of the Release and Section 10.2.2(f) of the Agreement.

(c)           Litigation Counsel have received no consideration nor will they receive any consideration in exchange for signing the Release and the Agreement on behalf of the Company.

(d)           Litigation Counsel neither make nor join in any of the covenants, representations or warranties made on behalf of any of the parties in the Agreement.

(e)           None of the obligations or requirements imposed upon any of the parties in the Agreement are enforceable as against Litigation Counsel, except that such parties reserve their right to request that the Court with jurisdiction over the Pending Action compel Litigation Counsel to execute the Agreement and to execute, or cause to be executed; all documents on behalf of the Company necessary to effectuate the Contemplated Transactions according to the terms and conditions of the Agreement.

(f)            Irrespective of Litigation Counsel’s status as a signatory to the Agreement, the parties to the Agreement covenant not to sue Litigation Counsel in connection with any dispute that in any way arises out of the Agreement or any of the terms thereof, except that such parties reserve their right to request that the Court with jurisdiction over the Pending Action compel Litigation Counsel to execute the Agreement and to execute, or cause to be executed, all documents on behalf of the Company necessary to effectuate the Contemplated Transactions according to the terms and conditions of the Agreement. It shall be sufficient for dismissal with prejudice of any claim or action brought against Litigation Counsel in violation of this Paragraph 5 that this Release be presented to the court. The Company shall defend, indemnify and hold harmless Litigation Counsel from any and all claims asserted against Litigation Counsel by Franck Gougeon, the Investors or the Company in contravention of this Paragraph 5(f).

6.             Voluntary & knowing Action. The Parties acknowledge that they have read and understand the terms of this Agreement; that they have been represented by counsel of their choice throughout the negotiation of this Release; and that they are voluntarily entering into this Release.

7.             Execution in Counterparts. This Release may be executed in any number of counterparts, and by different Parties upon different counterparts, with the same effect as if the signatures thereto were upon the same instrument. Each counterpart shall be deemed an original but together all counterparts shall constitute one and the same instrument. The date of execution of this Release shall be the last date any individual counterpart was signed by any of the Parties. Facsimile signatures hereon shall be deemed original signatures hereon.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Mutual General Release Agreement to be executed on the date set forth below.

Dated:	1-18-05		/s/ Franck Gougeon
Franck Gougeon, individually

THE INVESTORS:			WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By: WCAS IX Associates, L.L.C., its general partner

Dated:	1-18-05	By:	/s/ Sean M. Traynor
Name: Sean M. Traynor
Title: Managing Member

Patrick J. Welsh
Russell L. Carson
Bruce K. Anderson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. de Nicola
Paul B. Queally
Jonathan M. Rather
Sanjay Swani
D. Scott Mackesy
John D. Clark
James R. Matthews
John Almedia, Jr.
Sean M. Traynor
WCAS Profit Sharing Plan
Michael E. Donovan
Eric J. Lee
Brian T. Regan
Ankur Kumar
Clinton M. Biondo
David Mintz
Rona Drogy

Dated:	1-18-05	By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

AGA MEDICAL CORPORATION RECEIVER AND INTERIM CEO

Dated:	1-18-05	/s/ John W. Borg
By: John W. Borg

Dated:	1-18-05	/s/ John W. Borg
John W. Borg, individually

AGA MEDICAL CORPORATION SPECIAL LITIGATION COMMITTEE

Dated:	1-18-05	/s/ Roger W. Meyer
By: Roger W. Meyer

Dated:	1-18-05	/s/ Roger W. Meyer
Roger W. Meyer, individually

AGA MEDICAL CORPORATION
By Bassford Remele, a Professional Association Litigation Counsel

Dated:		By:

Schedules to that Certain Amended and Restated Stock Purchase Agreement,
Dated July 28, 2005, By and Among
Welsh, Carson, Anderson & Stowe IX, L.P., the other Investors referred to therein,
AGA Medical Corporation, and Franck Gougeon

These Schedules are being delivered pursuant to, and constitute exceptions to the representations and warranties contained in, that certain Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005, by and among Welsh, Carson, Anderson & Stowe IX, L.P., the other Investors referred to therein, AGA Medical Corporation, and Franck Gougeon (the “Agreement”), and are an integral part thereof.

Any terms defined in the Agreement shall have the same meaning when used in these Schedules as when used in the Agreement, unless otherwise defined herein or the context requires otherwise. The numbers of these Schedules correspond to the section numbers in the Agreement; provided, however, that any information disclosed herein under any Schedule shall be deemed disclosed and incorporated into any other Schedule herein if the applicability of such information thereto is appropriate and reasonably inferred. Inclusion of a matter herein shall not be deemed an admission that such matter is material or has had, or is reasonably likely to have, a Material Adverse Effect. Items marked with an asterisk (*) have been designated Excluded Items.

Schedule 3.1

Organization; Subsidiaries

1.             The Company has two wholly owned Subsidiaries: Amplatzer Medical Sales Corporation, a Minnesota corporation, and AGA Medical FSC, Inc., a non-operational Barbados corporation. AGA Medical FSC, Inc. is in the process of being dissolved by the Company.

2.             There are limited minutes available for the meetings of the shareholders or the Board of Directors for the year 2002 due to notes not being taken.

3.             The Company is in the process of qualifying Amplatzer Medical Sales to do business in Illinois, Maryland, and New York.

Schedule 3.3

Authorization of Governmental Authorities

1.             Authorization, execution, delivery and performance of the Agreement by the Company is contingent on the issuance of a Government Order by the Court approving the same. The consummation of the Contemplated Transactions is contingent on the entry by the Court of the Final Order.

2.             A Certification and Report Form For Certain Mergers and Acquisitions has been filed by the Company with the U.S. Federal Trade Commission and Department of Justice pursuant to the Hart-Scott-Rudino Antitrust Improvements Act of 1976. The Company received oral confirmation of early termination of the approval waiting period for this application from the Federal Trade Commission on July 11, 2005.

3.             SEC Form D to be filed.

Schedule 3.4

Noncontravention

1.             The Lease between the Company and Cambridge Apartments Inc., dated October 3, 1995, as amended, relating to the Company’s facility at 682 Mendelssohn Avenue, Golden Valley, MN states that “Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord” and that “any change in the control of the Tenant shall be deemed to be a transfer under this Lease.” The term “change in control” is not defined in the Lease, and the Company believes that the transactions contemplated in the Agreement do not constitute such a change in control. Notwithstanding the forgoing, the Company received written consent to the transaction from Cambridge Apartments Inc. as of July 18, 2005.

Schedule 3.5

Capitalization of the Company

1.             The information set forth in this Schedule 3.5 is qualified in its entirety by the Litigation.

Schedule 3.5.2 (a)

Person	Amount
Franck Gougeon	200,000 shares of Common Stock
Michael Afremov	200,000 shares of Common Stock

Schedule 3.5.2 (b)

Person	Amount
AGA Medical Holdings, Inc.	200,000 shares of Common Stock

Schedule 3.5.4

1.             Agreement As To Corporate Stock of AGA Medical Corporation, dated April 1, 1997, by and among AGA Medical Corporation, Kurt Amplatz, Franck Gougeon and Michael Afremov.

2.             All of Afremov’s shares have been pledged to Maslon Edelman Borman & Brand, LLP and Sulloway and Hollis, PLLC. Both are counsel to Afremov.

Schedule 3.6

Financial Statements

1.             Between 2001 and July 2004, William Liebesny, former IT/IS Manager with the Company, purchased software purportedly worth approximately $4.2 million on hardware and software. The actual assets purchased with such sums are valued at approximately $500,000. The Company believes that the discrepancy is appropriately reflected in the Company’s 2003 and 2004 financial statements.

2.             See Preliminary Report of Manchester Companies, Inc., dated October 26, 2004.

3.             The Company may write-down certain inventory purchased from Minnesota Extrusion, Inc. Afremov and Gougeon are currently disputing whether the inventory in question is obsolete. Assuming all of the inventory subject to the dispute is obsolete, the amount of write-down will be approximately $1,900,000.00. The Company believes the amounts of reserves reflected in its financial statements are adequate to reflect such write-downs.

4.             The calculation of certain foreign exchange amounts and the pass-through entries from the Company’s 2004 financial statements underwent a review that resulted in a positive correcting entry to the October 2004 financials in the amount of $1,389,000. The correcting entry covered the period from January 2004 to September 2004.

Schedule 3.7

Absence of Undisclosed Liabilities

1.             See Schedule 3.6

2.             See Schedule 3.22

3.             See Schedule 3.23

4.             The Contemplated Transactions will constitute a Change of Control under the severance plans described in Sections 1 and 2 of Schedule 3.16, below

5.             The Company still has payments due of approximately $119,000 for the $219,000 remodeling that was undertaken at the Company’s Schmidt Lake Road facility during 2005.

6.             Facts and circumstances discussed in the Fredrikson & Byron P.A. Report of Investigation for AGA Medical Corporation, dated July 13, 2005.*

Schedule 3.8

Absence of Certain Developments

1.             See Schedule 3.6

2.             See Section 2 of Schedule 3.11, below

3.             See Section 3.13.2 of Schedule 3.13, below

4.             See Sections 1 and 2 of Schedule 3.14

5.             See Sections 1 and 3 of Schedule 3.16

6.             See Schedule 3.18 (re: Contractual Obligations entered into in 2004)

7.             See Schedule 3.19

8.             See Schedule 3.22

9.             See Schedule 3.23

10.           See Schedule 3.25

11.           On July 24, 2004, the Court approved a settlement of the claims between Company and Afremov. The only obligation of the Company or Afremov in connection with the settlement is that Afremov must contribute $5 million to nonprofit charitable entities from any proceeds he realizes from the Closing of the Contemplated Transactions.

12.           On November 30, 2004, the Court instructed the Company to pay Afremov back pay and to pay Afremov’s salary going forward. The Company paid Afremov’s back pay to December 19, 2003 and will continue to pay Afremov’s salary until the Closing of the Contemplated Transactions.

13.           In June 2004, the Company settled a lawsuit brought against it by Minnesota Extrusion, Inc. for $2.5 million, $1.0 million of which was paid by Company’s insurer Chubb.

14.           The Company adopted the AGA Medical Corporation Severance Plan for Managing Directors in December 2004 and amended the same in January 2005.

15.           The Company has entered into the Interim Research Agreement with Dr. Amplatz, dated effective May 9, 2005.

16.           The Company purchased a 288 Braid Carrier machine for approximately $200,000 in 2005.

17.           Due to changes in tax law, the Company is now allowed to expense, and has begun expensing pre-paid insurance on its financial statements prior to the date such expenses are incurred. The Company is in the process of filing a form 3115 with the IRS to acknowledge this change in tax accounting practices.

18.           The Company has adopted an education reimbursement plan for the benefit of its employees.

19.           The Company undertook an approximately $219,000 capital improvement/remodeling project at its Schmidt Lake Road facility during the spring of 2005.

20.           The Company hold a Humanitarian Device Exemption approval from the FDA for the PFO device. The FDA is currently considering removing Humanitarian Device Exemption approval from the Company and all other companies marketing PFO devices due to concerns over off-label use of PFO devices by physicians. The Company is in ongoing discussions with the FDA concerning alternatives to maintain its Humanitarian Device Exemption approval for the PFO device.

21.           U. S. Bank National Association established Letter of Credit Number SLCMMSP03734 in the aggregate amount of $300,000 on behalf of the Company in the favor of Chubb & Son, a division of Federal Insurance Company, dated June 20, 2005, expiring March 19, 2006.

22.           Facts and circumstances discussed in the Fredrikson & Byron P.A. Report of Investigation for AGA Medical Corporation, dated July 13, 2005.*

Schedule 3.9

Assets

1.             See Schedule 3.11

2.             See Section 3.13.2 of Schedule 3.13, below

3.             See Section 3.18.1(c) of Schedule 3.18, below

Schedule 3.11

Real Property

1.             Company owns a 189,000 square-foot facility (as per the title documents; however, Opus has recently re-measured this facility in connection with a capital improvement project, and has measured the facility to contain 210,000 square feet) on 27 acres located at 9700 Schmidt Lake Road, Plymouth, Minnesota.

2.             Easement Agreement dated January 9, 2004 between Company and Qwest Corporation relating to the property owned by Company and located at 9700 Schmidt Lake Road, Plymouth, Minnesota. The Easement Agreement incorporates a Site Lease Agreement, dated January of 2004, between Company and Qwest Wireless, LLC. The Company is in the process of terminating this Easement Agreement.

3.             Pursuant to an Office/Warehouse Lease, dated October 3rd, 1995, and amended September 18, 2003, between Company and Cambridge Apartments, Inc. (successor in interest to original party to contract), Company leases 41,000 square-foot facility located at 682 Mendelssohn Avenue, Golden Valley, Minnesota.

Schedule 3.12

Equipment

1.             The Facility located at 9700 Schmidt Lake Road, Plymouth, Minnesota will require substantial additions and renovations. The Company believes the cost of such additions and renovations will be between $5,000,000 and $7,000,000, but may be as much as $15,000,000.

Schedule 3.13

Intellectual Property

Section 3.13.2

1.                                       See Schedule 3.22

2.                                       See generally Memo to Company from James T. Nikolai dated August 26, 2004

3.                                       See generally Memo to Company from James T. Nikolai dated October 6, 2003

4.                                       Mark Boucek has made claims that he should have been named as a co-inventor on the Company’s intravascular flow-restrictor patent application. The Company has provided Mr. Boucek with a draft royalty agreement and form of assignment, which have not been signed at this time.

5.                                       At a Board meeting in January 2004, Michael Afremov claimed he should be named as a co-inventor on the Company’s patent application for multi-layered braided structures for occluding vascular defects. Messrs. Oslund, Amplatz, and Thill were named as inventors in the application. On Jan 19th, 2004, copies of the application were sent to Afremov. On Feb 13th, 2004, copies of the application were sent to Afremov’s counsel. The Company’s counsel never received a response from Afremov regarding either communication. A subsequent investigation by the Company did not reveal any evidence that would substantiate Afremov’s claim.

6.                                       In connection with claims asserted by the Company for violation of its intellectual property rights in India, Globe Bio-Medicals has asserted that the Company’s intellectual property rights are invalid or unenforceable. Globe Bio-Medicals may also be selling infringing devices in South America.

7.                                       In connection with claims asserted by the Company for violation of its intellectual property rights in China, the following companies have filed petitions in China to invalidate certain of the Company’s patents granted by China:

Shenzhen Lifetech Scientific, Inc.

Shanghai Shape Memoried Medical, Inc.

Shanghai Shape Memory Alloy Material Co., LTD

Beijing Starway Medical Supplies, LTD

Shenzhen City Xianjian Science and Technology Co., LTD

Shenzhen Xianjian Science and Technology Co., LTD

Shenzhen Xianjian Technology Co., LTD

Beijing HYSJ Science and Technology Co., LTD

The Company believes that certain of the above listed Chinese entities are related to each other, are different names for the same organization, or are cooperating with each other. The Company has commenced litigation in China to enforce its patent rights against certain of these companies.

8.                                       Frank Kotula was an employee of the University of Minnesota at the time he did the work on the inventions which are the subject of his Royalty Agreements. The University of Minnesota may have a potential claim if Frank Kotula was working using University of Minnesota equipment or was working on University of Minnesota time. Dr. Amplatz worked on these same inventions while under an employment agreement with the University of Minnesota. Several years ago, the Company may have inaccurately certified to the University of Minnesota regarding the existence of any remunerative arrangement between Dr. Amplatz and the Company.

9.                                       In India, a Delhi High Court decision concerning a failure to register under the India Design Act may have been based in part on a determination that the Company’s copyright registration was ineffective.

10.                                 See generally Memo to Roger W. Meyer, Company Litigation Coordinator, dated December 12, 2003, from John F. Thuente of Patterson, Thuente, Skaar & Christensen, P. A.

11.                                 See generally Memo to Company dated January 30, 2003 from James T. Nikolai

12.                                 See generally Memo to Company dated May 25, 2004 from James T. Nikolai

13.                                 See generally Memo to Company dated January 14, 1998 from Paul T. Dietz

Section 3.13.3

1.                                       The Company owns the following patents:

TITLE	COUNTRY	PATENT NO.	PATENT DATE
alignment member for delivering a non-symmetric device with a pre-defined orientation	United States	6334864	1/1/2002
alignment member for delivering a non-symmetric device with a pre-defined orientation	United States	6402772	6/11/2002
alignment member for delivering a non-symmetric device with a pre-defined orientation	Eurasia	003973	12/25/2003
alignment member for delivering a non-symmetric device with a pre-defined orientation	South Africa	2002/8841	1/28/2004
alignment member for delivering a non-symmetric device with a pre-defined orientation	Singapore	92089	7/31/03
alignment member for delivering a non-symmetric device with a pre-defined orientation	Australia	2001261620	6/24/2004
intravascular flow restrictor	United States	6638257	10/28/2003

method and apparatus for occluding aneurysms	United States	6168622	1/2/2001
method and apparatus for occluding aneurysms	United States	6506204	1/14/2003
method and apparatus for occluding aneurysms	EPO	0902704	8/20/2003
method of forming medical devices; intravascular occlusion devices	United States	6123715	9/26/2000
method of forming medical, devices; intravascular occlusion devices	United States	6368339	4/9/2002
method of forming medical devices; intravascular occlusion devices	United States	6447531	9/10/2002
method of forming medical devices; intravascular occlusion devices	United States	6579303	6/17/2003
method of forming medical devices; intravascular occlusion devices	United States	6599308	7/29/2003
method of forming medical devices; intravascular occlusion devices	United States	6682546	1/27/2004
percutaneous catheter directed constricting occlusion device	United States	5944738	8/31/1999
percutaneous catheter directed constricting occlusion device	Australia	737934	12/20/2001
percutaneous catheter directed constricting occlusion device	Eurasia	002106	12/24/2001
percutaneous catheter directed constricting occlusion device	China PRC	ZL98813470.5	4/2/2003
percutaneous catheter directed constricting occlusion device	Hong Kong	HK1032892	6/13/2003
percutaneous catheter directed constricting occlusion device	South Korea	400506	9/23/2003
percutaneous catheter directed constricting occlusion device	Japan	3524494	2/20/2004
percutaneous catheter directed constricting occlusion device	Canada	2319521	5/4/2004
percutaneous catheter directed intravascular occlusion devices	United States	5725552	3/10/1998
percutaneous catheter directed intravascular occlusion devices	United States	5846261	12/8/1998
percutaneous catheter directed intravascular occlusion devices	Australia	711677	2/3/2000
percutaneous catheter directed intravascular occlusion devices	Australia	727012	3/15/2001

percutaneous catheter directed intravascular occlusion devices	Eurasia	001480	4/23/2001
percutaneous catheter directed intravascular occlusion devices	Eurasia	001447	4/23/2001
percutaneous catheter directed intravascular occlusion devices	Canada	2252913	6/25/2002
percutaneous catheter directed intravascular occlusion devices	China PRC	ZL98808876.2	10/2/2002
percutaneous catheter directed intravascular occlusion devices	China PRC	ZL97194488.1	4/30/2003
percutaneous catheter directed intravascular occlusion devices	South Korea	393441	7/22/2003
percutaneous catheter directed intravascular occlusion devices	Canada	2302164	3/2/2004
repositionable and recapturable vascular stent/graft	United States	6468301	10/22/2002
repositionable and recapturable vascular stent/graft	Singapore	92088	7/31/2003
repositionable and recapturable vascular stent/graft	Eurasia	003693	8/28/2003

retrievable self expanding stent	United States	6468303	10/22/2002
retrievable self expanding stent	Eurasia	004287	2/26/2004
retrievable self expanding stent	Australia	2001249146	5/6/2004
sizing catheter for measuring cardiovascular structures	United States	6210338	4/3/2001
sizing catheter for measuring cardiovascular structures	United States	6241678	6/5/2001
sizing catheter for measuring cardiovascular structures	Eurasia	002415	4/25/2002
sizing catheter for measuring cardiovascular structures	Australia	752585	2/20/2003
sizing catheter for measuring cardiovascular structures	Australia	762205	10/2/2003
sizing catheter for measuring cardiovascular structures	New Zealand	518276	2/9/2004
sizing catheter for measuring cardiovascular structures	South Korea	428820	4/13/2004
sizing catheter for measuring cardiovascular structures	Eurasia	004855	8/26/2004
sizing catheter for measuring cardiovascular structures	China PRC	ZL99809569.9	11/9/2004
Repositionable and recapturable vascular stent/graft	Australia	2001247364	11/19/2004
alignment member for delivering anon-symmetric device with a pre-defined orientation	China PRC	ZL01803164.1	4/27/2005
Repositionable and recapturable vascular stent/graft	China PRC	ZL01112410.5	4/20/2005
Sizing catheter for measuring cardiovascular structures	China PRC	ZL00816390.1	4/20/2005
Sizing catheter for measuring cardiovascular structures	Japan	3643309	2/4/2005
Sizing catheter for measuring cardiovascular structures	Singapore	92060	11/30/2004
Sizing catheter for measuring cardiovascular structures	South Korea	463297	12/15/2004
Retrievable self expanding stent	South Korea	451476	9/23/2004
Repositionable and recapturable vascular stent/graft	Sri Lanka	12877	3/12/2001
Retrievable self expanding stent	Sri Lanka	12876	9/30/2004
alignment member for delivering anon-symmetric device witha pre-defined orientation	Sri Lanka	12875	9/30/2004

2.             The Company owns the following registered trademarks and has the following trademark applications pending:

TRADE MARK	COUNTRY	REGISTRATION NO.	DATE
AMPLATZER	Australia	744470	9/22/1997
AMPLATZER	Canada	500695	9/16/1998
AMPLATZER	China PRC	1247606	2/14/1999
AMPLATZER	European Community	633917	2/26/1999
AMPLATZER	Japan	4231110	1/14/1999
AMPLATZER	Russian Fed.	171204	1/14/1999
TORQVUE & Design	United States	2818165	2/24/2004
AMPLATZER	United States	2144604	3/17/1998
TORQVUE	United States	2760128	9/2/2003
Pending Application: AMPLATZER	India	Serial No. 769603	9/22/1997

3.                                       The Company owns the following registered copyrights:

TITLE	COUNTRY	REGISTRATION NO.	DATE
amplatzer occlusion devices asd pda pfo vsd	United States	TX5532900	7/11/2002

4.                                       The Company has the following patent applications pending:

Australia	3/16/2005	2005201132	multi-layer braided structures for occluding vascular defects
Australia	12/5/2002	2002360495	intravascular flow restrictor
Brazil	3/16/2005	PI0500995-2	multi-layer braided structures for occluding vascular defects
Brazil	12/5/2002	PI0215626-1	intravascular flow restrictor
Brazil	5/16/2001	PI01095366	retrievable self expanding stent
Brazil	3/12/2001	PI01095374	repositionable and recapturable vascular stent/graft
Brazil	5/16/2001	PI01108158	alignment member for delivering a non-symmetric device with a pre-defined orientation
Canada	12/5/2002	2477725	intravascular flow restrictor
Canada	3/16/2005		multi-layer braided structures for occluding vascular defects
Canada	5/16/2001	2408943	alignment member for delivering a non-symmetric device with a pre-defined orientation
Canada	3/12/2001	2403613	repositionable and recapturable vascular stent/graft
Canada	3/12/2001	2402101	retrievable self expanding stent
Canada	11/28/2000	2392940	sizing catheter for measuring cardiovascular structures
Canada	7/30/1999	2341228	sizing catheter for measuring cardiovascular structures
Canada	7/10/1995	2194669	method of forming medical devices; intravascular occlusion devices
China PRC	3/18/2005	200510071608.4	multi-layer braided structures for occluding vascular defects
China PRC	10/22/2004	200410087702.4	repositionable and recapturable vascular stent/graft
China PRC	1/21/2003	03102917.5	intravascular flow restrictor
China PRC	3/27/2001	01112212.9	retrievable self expanding stent
EPO	3/11/2005	05251472.6	multi-layer braided structures for occluding vascular defects

EPO	12/17/2001	01204926.8	method of forming medical devices; intravascular occlusion devices
EPO	5/16/2001	01935533.8	alignment member for delivering a non-symmetric device with a pre-defined orientation
EPO	3/12/2001	01920293.6	repositionable and recapturable vascular stent/graft
EPO	3/12/2001	01922330.4	retrievable self expanding stent
EPO	7/30/1990	99941088	sizing catheter for measuring septal defects
EPO	11/28/2000	00992348.3	sizing catheter for measuring cardiovascular structures
EPO	10/12/1998	98953347.6	percutaneous catheter directed constricting occlusion device
EPO	9/1/1998	98946804.6	percutaneous catheter directed intravascular occlusion devices
EPO	4/14/1997	97922307	percutaneous catheter directed intravascular occlusion devices
EPO	7/10/1995	95926193.4	method of forming medical devices; intravascular occlusion devices
EPO	12/5/2002	02795754.7	intravascular flow restrictor
Eurasia	3/18/2005	200500381	multi-layer braided structures for occluding vascular defects
Eurasia	9/22/2004	200401098	intravascular flow restrictor
Hong Kong	12/24/2003	03109386.0	intravascular flow restrictor
Hong Kong	6/17/2003	03104315.7	sizing catheter for measuring cardiovascular structures
Hong Kong	3/12/2003	03101775.6	alignment member for delivering a non-symmetric device with a pre-defined orientation
Hong Kong	9/17/2002	02106792.5	retrievable self expanding stent
Hong Kong	9/13/2002	02106707.9	sizing catheter for measuring cardiovascular structures
Hong Kong	11/16/2001	01108087.6	sizing catheter for measuring cardiovascular structures
Hong Kong	1/22/2002	02100488.7	repositionable and recapturable vascular stent/graft
Hong Kong	9/21/2000	00105963.2	percutaneous catheter directed intravascular occlusion devices
Hong Kong		99104670.1	percutaneous catheter directed intravascular occlusion devices
Hong Kong			multi-layer braided structures for occluding vascular defects
India	3/18/2005	602/DEL/2005	multi-layer braided structures for occluding vascular defects
India	8/4/2004	14471DEL/2004	alignment member for delivering a non-symmetric device with a pre-defined orientation
India	7/12/2004	1283/DEL/2004	sizing catheter for measuring cardiovascular structures

India	3/1/2004	338/DEL/2004	sizing catheter for measuring cardiovascular structures
India	9/8/2003	1114/DEL/2003	percutaneous catheter directed intravascular occlusion devices
India	9/8/2003	1115/DEL/2003	percutaneous catheter directed intravascular occlusion devices
India	5/7/2002	IN/PCT/2002/00476/DEL	alignment member for delivering a non-symmetric device with a pre-defined orientation
India	3/12/2001	1N/PCT/2002/00860/DEL	repositionable and recapturable vascular stent/graft
India	3/12/2001	00862/DEL	retrievable self expanding stent
India	11/28/2000	00452/DEL	sizing catheter for measuring cardiovascular structures
India	8/13/1999	1106/de199	sizing catheter for measuring cardiovascular structures
India	9/30/1998	2908de198	percutaneous catheter directed intravascular occlusion devices
India	9/30/1998	2910/de198	percutaneous catheter directed constricting occlusion device
India	12/5/2002	2528/delnp/2004	intravascular flow restrictor
Indonesia	3/18/2005	P00200500145	multi-layer braided structures for occluding vascular defects
Indonesia	8/31/2004	W00200401861	intravascular flow restrictor
Indonesia	5/16/2001	W00200202307	alignment member for delivering a non-symmetric device with a pre-defined orientation
Indonesia	3/12/2001	W00200202305	retrievable self expanding stent
Indonesia	3/12/2001	W00200202306	repositionable and recapturable vascular stent/graft
Japan	3/18/2005	2005-078665	multi-layer braided structures for occluding vascular defects
Japan	12/5/2002	2003-572629	intravascular flow restrictor
Japan	11/28/2000	2001-539510	sizing catheter for measuring cardiovascular structures
Japan	5/16/2001	2001-583635	alignment member for delivering a non-symmetric device with a pre-defined orientation
Japan	3/21/2001	2001-570325	retrievable self expanding stent
Japan	3/12/2001	2001-570203	repositionable and recapturable vascular stent/graft
Japan	9/1/1998	2000-510380	percutaneous catheter directed intravascular occlusion devices
Japan	4/14/1997	540871/97	percutaneous catheter directed intravascular occlusion devices
Japan	7/10/1995	8-504395	method of forming medical devices; intravascular occlusion devices
Mexico	3/16/2005	PAa2005002928	multi-layer braided structures for occluding vascular defects
Mexico	12/5/2002	PAa2004008439	intravascular flow restrictor

Mexico	5/16/2001	PAa2002011196	alignment member for delivering a non-symmetric device with a pre-defined orientation
New Zealand	12/5/2002	534953	intravascular flow restrictor
Singapore	3/9/2005	200502755-2	multi-layer braided structures for occluding vascular defects
Singapore	3/12/2001	2002058691	retrievable self expanding stent
Sri Lanka	12/5/2001		intravascular flow restrictor
Singapore	12/5/2002	13453	intravascular flow restrictor
South Africa	3/14/2005	2005/02143	multi-layer braided structures for occluding vascular defects
South Africa	12/5/2002	2004/6757	intravascular flow restrictor
South Korea	3/18/2005	200522530	multi-layer braided structures for occluding vascular defects
South Korea	12/5/2002	2004-7013649	intravascular flow restrictor
South Korea	11/11/2002	2002-7015106	alignment member for delivering a non-symmetric device with a pre-defined orientation
South Korea	3/12/2001	2002-7012653	repositionable and recapturable vascular stent/graft
United States	1/11/2005	11/033233	open structure sizing device
United States	3/19/2004	10/804993	multi-layer braided structures for occluding vascular defects
United States	4/7/2003	10/408805	intravascular flow restrictor
United States	8/27/2002	10/228230	repositionable and recapturable vascular stent/graft
United States	5/19/2000	09/574974	method of forming medical devices: intravascular occulusion devices

5.                                       See Section 3.18.1(c) of Schedule 3.18, below

6.                                       The Company operates under the unregistered tradename “AGA Medical Corporation.”

7.                                       The Company owns the following domain names:

Amplatzer.com

Agamedical.com

Occluder.com

Section 3.13.4

1.                                       See Section 3.18.1(c) of Schedule 3.18, below

Section 3.13.5

1.                                       See Section 3.18.1(c) of Schedule 3.18, below

Section 3.13.7

1.             As of July, 2005, all current employees have signed employment agreements.

2.             There are several former employees that never executed employment agreements, but were not actively involved in research or product development. Those former employees are listed below with their title and duties

NAME	TITLE/DUTIES
Jacquie Brooking	Complaints Coordinator; complaint processing, trend analysis, Regulatory reporting, and returned goods closing.
William Liebesny	IT/IS Manager; purchase of IT hardware, software, supplies, services and licensing.
Nicole McKeon	Marketing Communications Coordinator; generate, coordinate, revise and produce marketing materials.
Greg Herr	Clinical Data Analyst; develop and maintain clinical databases.
Heidi Hitchcock	Controller/IS Manager
Sara Coon	Regulatory Affairs Coordinator; assist with processing US and international regulatory submissions.
Jamie Gabrielson	Shipping Supervisors
Gary Larson
Zhiquan Huang	Clinical Research Monitor; monitor clinical studies.
Josh Rettig	Quality Control Inspector; incoming materials, in-process and final product inspection.
Carol Kramer	Part-time Temporary Intern with Clinical Department.
Tony Hull	Part-time Administrative Temporaries for Clinical, Sales and Marketing, and Customer Service Departments.
Grace Bury
Kara Cibuzar
Anne Marxen-Kuennen	Field Clinical Specialists; provide technical, educational and sales support to U.S. customers.
Danielle Charon
Dylan Freund	Part-time Production and Facilities/Maintenance Temporary.
Matt Greenstein	IT Assistant.
Kelly Strohmayer	Production Specialists
Soyan Aing
Yan Gao
Bee Vue
Bahao Liu
Joe Johnson	Shipping/Receiving Agent
Laurel Ritter	Receptionist
Esther Fairbourne	Clinical Data Administrator; data entry in clinical databases.

Section 3.13.8

1.             The Company provides certain technical information that may be considered trade secrets to private companies that assist in obtaining regulatory medical device approval in foreign countries.

Schedule 3.14

Legal Compliance; Permits

1.             The FDA has subjected the Company to its Application Integrity Policy (“AlP”). See Quintiles Application Integrity Policy Audit Report for Company by Quintiles Consulting, dated July 30, 2004.

2.             On November 8, 2004, the Company’s premarket approval for the Amplatzer Muscular VSD Occluder device was found to be incomplete by the FDA.

3.             At least one audit by AMTAC has uncovered European non-compliance incidents. Each such incident has been resolved to the satisfaction of AMTAC.

4.             The Company holds a Humanitarian Device Exemption approval from the FDA for the PFO device. The FDA is currently considering removing Humanitarian Device Exemption approval from the Company and all other companies marketing PFO devices due to concerns over off-label use of PFO devices by physicians. The Company is in ongoing discussions with the FDA concerning alternatives to maintain its Humanitarian Device Exemption approval for the PFO device.

5.             Facts and circumstances discussed in the Fredrikson & Byron P.A. Report of Investigation for AGA Medical Corporation, dated July 13, 2005.*

Schedule 3.15

Tax Matters

1.             See Schedule 3.6

2.             The Company is the subject of an IRS audit of its 2000, 2001, and 2002 tax years that commenced in early 2004. The audit has been concluded, and the Company has received formal written notice of the closure (which also states that any inquiries with regard to the 2003 tax year have been completed), dated March 9, 2005.*

3.             The Company believes there may be some additional federal tax liability on excessive retained earnings.*

Schedule 3.16

Employee Benefit Plans

1.             AGA Medical Corporation Severance Plan (adopted in May of 2004)

2.             AGA Medical Corporation Severance Plan for Managing Directors (adopted in December 2004, amended February 2, 2005)

3.             Mass Mutual provides the AGA Employee Savings Plan

4.             2004 Quarterly Incentive Plan, as documented in a memorandum dated December 19, 2003. For each regular, full-time or part-time employee, on the last day of each quarter, the Company pays an incentive bonus based on annual base compensation then in effect. The Company pro-rates bonuses payable to new hires who started mid-quarter. This amount is entirely separate from the 2004 year-end bonus, which is based on the financial performance of the Company and the individual performance of eligible employees.

Further, the Company paid a first quarter retention bonus for the first quarter of 2005 in an amount of 28% of each employee’s base compensation for the first quarter of 2005. Another retention bonus of 28% of each employee’s base compensation for the second quarter was paid for the second quarter of 2005. This is anticipated to be the final retention bonus under this policy.

5.             Although it is not obligated to do so, the Company has historically paid a year-end bonus to all employees. This discretionary bonus is not formally documented. The following table sets forth the average annual bonus for the annual periods indicated, expressed as a percentage of base salary:

2004	20%
2003	27%
2002	25%
2001	20%
2000	18%
1999	15%
1998	11%

6.             Medica Choice Select Master Group Contract provides for health and dental

7.             The Hartford provides for long-term disability, short-term disability, life insurance, and accidental death & dismemberment

8.             Partial payment of Health Club Membership fees

9.             Flexible spending account

10.           Reimbursement of up to $5,000 per year for Company-related education

Schedule 3.17

Environmental Matters

1.             See Phase I Environmental Site Assessment, dated December 22, 2002, by Braun Intertec Corporation

Schedule 3.18

Contracts

Section 3.18.1(a)

1.             Supplier Agreements with Cartika Medical, LSA LLC, Via Biomedical, Inc., Lake Region Manufacturing, Fort Wayne Metals Corporation, Mendell Machine & Manufacturing, Zeus Corporation, Steris Corporation*, Fluortek Inc.*, Quan/Emerteq Medical, Noble-Met Limited*, and Johnson Printing and Packaging*

2.             Payments to the following law firms: Briggs & Morgan; Fredrikson & Byron; Maslon Edelman Borman & Brand; Robins Kaplan Miller & Ciresi; Winthrop & Weinstine; Lindquist & Vennum; Parsinen Kaplan; Sulloway & Hollis P.L.L.C.; and Bassford & Remele

3.             Manufacturing and Supply Agreement between Company and Catheter & Disposal Technology, Inc., dated June 21, 2004

4.             Purchasing Contract Agreement between Company and Contour Plastics, Inc., dated December 15, 2003

5.             Forming Fixture Samples Loan Agreement between Company and J & J Machine, Inc., dated May 1, 2003

6.             Agreement for Calibration between Company and Palen/Kimball Company, dated August 1, 2001

7.             Agreement for EU Authorized Representative Contract for Services between the Company and QFI, dated August 7, 2003

8.             Non-disclosure Agreement between Company and Medical Extrusion Technology*

9.             Non-disclosure Agreement between Company and Medical Profiles & Engineering*

10.           Contract Sterilization Agreement, dated November 12, 1997, between the Company and Quality Sterilization Services, Inc.

11.           Rofin-Sinar, Inc. purchases pursuant to standard terms and conditions set forth in the Company’s sample supplier agreement.*

12.           Vendor payments to the following vendors: First American Title Insurance (re: title insurance for the 9700 Schmidt Lake Road facility), J.A. Price Agency Inc. (re: insurance), Bassett Creek Travel (no contract, $10,000 deposit), Espiria (see Section 12 of Schedule 3.22), Medica (re: employee benefit plan for health and dental insurance), and Federal Express (no contract, only an account with negotiated rates)

13.           Engagement Agreement between Company and Manchester Companies, Inc., dated as of July 14, 2004; Interim CFO Agreement between Company and Manchester Companies, Inc., dated September 8, 2004.

14.           Payments to the receiver and the Special Litigation Committee and their respective counsels

15.           Distribution Agreement and Confidential Sales Agreements with:

BioAssist Comercial Ltd, January 30, 2003

Baylis Medical Company, December 19, 2003

Sutura Ltd., May 21, 2003

Surgimed, November 8, 2002

ab medica s.p.a., January 2, 2004

KCPMED Co., Ltd., November 6, 2002

ACE Medical spol, s.r.o., September 20, 2002

EGAMED Bratislava, spol. s.r.o., December 17, 2002

IZASA SA, January 27, 2004

BVM Medical Ltd, October 6, 2003

Hoang Duc Pharmaceuticals Co., Ltd., February 23, 2003

Diseno Y Desarrollo Medico, SA. DE. C.V., March 30, 2004

16.           General Consulting Agreement between Company and Quintiles Consulting, dated January 13, 2004

17.           Confidential Disclosure Agreement between Company and Dr. Ruben Quintero, Florida Perinatal Associates, dated September 28, 2004

18.           Confidential Disclosure Agreement between Company and Robin Shandas, dated September 24, 2003

19.           Confidential Disclosure Agreement between Company and Alignex, Inc., dated January 14, 2004

20.           See Section 3.18.1(m) of this Schedule 3.18, below

21.           Courseware, Construction, and Services Agreement between the Company and Medical Simulation Corp., dated March 2005.

22.           Manufacturing and Supply Agreement, between the Company and Catheter & Disposables Technology, Inc., dated June 21, 2004

23.           Tooling & Equipment Agreement, between the Company and Contour Plastics, Inc., undated and unsigned

24.           Exclusive Supply Agreement, between the Company and LSA LLC, dated July 1, 1999

Section 3.18.1(c)

1.             Royalty Agreement, dated November 1, 2000, between Curtis Amplatz and Company

2.             Exclusive Licensing Agreement, dated June 29, 2001, between Company and Microvena

3.             Royalty Agreement, dated June 29, 2001, between Company and Microvena

4.             Royalty Agreement, dated July 10, 1997, between Frank Kotula and Company

5.             Royalty Agreement, dated June 4, 1999, between Frank Kotula and Company

6.             Royalty Sharing Agreement, dated July 19, 2001, between Frank Kotula and Company

7.             Royalty Agreement, dated April 22, 1996, between Company, Curtis Amplatz, and Frank Kotula

8.             Assignment from Microvena to Company, dated July 3, 2001

Section 3.18.1(g)

1.             U.S. Bank National Association established Letter of Credit Number SLCMMSP03734 in the aggregate amount of $300,000 on behalf of the Company in the favor of Chubb & Son, a division of Federal Insurance Company, dated June 20, 2005, expiring March 19, 2006.

Section 3.18.1(i)

1.             See Section 3.18.1(a) of this Section 3.18, above

2.             See Section 3.18.1(c) of this Section 3.18, above

3.             See Section 3.18.1(m) of this Schedule 3.18, below

Section 3.18.1(j)

1.             See Schedule 3.16, above

Section 3.18.1(k)

1.             See Schedule 3.25, below

Section 3.18.1(1)

1.             See Schedule 3.16, above

Section 3.18.1(m)

1.             Consulting agreements with certain MDs: Zahid Amin*, David T. Balzer*, John L. Bass*, Robert Beekman III*, Farhouch Berdjis*, Peter Block*, John D. Carroll, KakChen Chan*, John Cheatham*, Makram Ebeid*, Jose A. Ettedgui*, Sheldon Goldberg*, Ronald Grifka*, William Hellenbrand*, Ziyad Hijazi, Frank Ing*, Thomas K. Jones*, John Lasala*, Daniel McCormick*, John Moore*, Charles Mullins*, Hitendra Patel*, Wolfgang Radtke*, Albert Rocchini*, Carlos Ruiz*, Michael Slack*, Richard Smalling, Michael Vance*, David Wax*, Thomas Zellers*, Peter Hesslein, Charles Kleinman, Jamie Lohr, Michael Mooney, Jeffrey Saver, Norman H. Silverman, Anna Tsirka, Edgar Pineda, Sherman Sorenson, Edward Bove, Irfan Altafullah, Scott Schultz, Schunichi Homma, Timothy Tanke

2.             The following physicians have worked for the Company: Bernard Meier, Evan M. Zahn, Michael Landzberg, Emile Bacha, J. Kevin Harrison, Kimberly A. Krabill, Nathaniel Sanderson, Phillip Moore, Brian Whisenant, Colin Cowley, William Torress

3.             Other consulting agreements with Dorothee Aepplie, Steve Peterson, Cynthia Herrington, David J. Maki*, Frank Caley*, Rachid Farouk Idriss*, Beatrice M. Trembath, Brian P. Short*, Damon N. Struyk*, John G. Davenport, Qi Ling Cao*, Acumen Healthcare Solutions*, Amtac Certification Services, Braun Intertec Corp.*, American Security, BWBR Architects, Creative Data & Design, Dashe & Thompson, Datamedical Corp.*, Chris Gassett*, Financial Advisors LLC*, Florida Institute for Fetal*, Glen Itskovich, Nigel Key, Brian T. Larkin, Kroll Associates Inc.*, MPLS Drafting Services, Inc.*, Manchester, Michael Ferraro, Quintiles Medical Technology, RCRI, Regulatory & Clinical Research*, Revis & Associates Inc., RLK-Kuusisto*, Shenehon Company*, Celeste Culberth*, Ernst & Young*, Opus, Otis Elevator, EMI, Marsden, Cramer Building Services, Midwest Maintenance, Randy’s Sanitation, Ketchum Metz, David Balzer*, Diane Book*, Andrew Charles*, Karisa Coad*, Tom Crosby*, Rima Dafer*, Victor Davila-Roman*, Nancy Futrell*, G&G Statistical Consulting, Inc.*, Mark Galantowicz*, Deborah Gersony*, Larry Goldstein*, David Gremmels*, James Grotta*, John Hermans*, Integra Clinical Solutions Inc.*, Knickelbine Design*, Medanalytics Inc.*, Medical Technology*, Newsworthy Communications*, David Overman*, Steven Roh*, Stephen Silberstein*, Craig Stinar*, Nancy Stinar*, Frederick Taylor*, David Thaler*, David Tirschwell*, Jonathan Tobis*,

4.             The Company has relationships with the following: Softbrands Manufacturing, QC Inspection Services, and Tompkins Bros.

5.             Employment agreements with Moua, Olson, Peterson, Rhodes, Schwartzwald, Sierra, Spurbeck, Tate, Thao, Thomas, Vang, Veltum-Dockter, Afremov, Ahlstrom, Bakken, Feig, Freund, Gardner, Hall, Hammer, Ipsen, Jacobsen, Knapton, Lane, Lee, Locher, Moore, Morton, Sandra Alexander, Daniel Amundson, Allison Ballou, Lydia Bilyk,

George R. Bisker, Philip C. Bowman, John Brendza, Jacqueline Brooking, Mark Busch, Neil L. Carter, Amy Chopp, Mark Cibuzar, Gail Cook, Bill Farrell, Dylan Freund, Sara J. Gries, Steven D. Harrison, Dean Hensel, Dao Her, Yu-Xiang Hu, S. Lea Hanley, Chad Hunting, Amanda Johnson, Jennifer Kelly, Eric Robert Kirscher, Kay Klatz, Serena Klein, Dale Krohn, Dale Krohn, Pahoua Lee, Teng Lee, Linda Madden, Michael McKenzie, Julie Messer, Jackie Mitre, Brandon Morton, Dale Nelson, Erik D. O’Green, Jana Oman, John Oslund, Jason Peik, Rachael Pesta, Lori L. Rotzenberg, Patrick Russo, Barbara J. Schwankl, Kristin A. Schwartz, Pa Thao, Suzanne Tummel, Xai Vang, Robert Wagner, Matthew Whaley, Ying Xiong, Maren Yurick, James Zamora, Shanelle Zellinger-Fernandez

6.             Employment Agreement, dated as of February 1, 1996, by and between the Company and Gougeon

7.             Employment Agreement, dated as of November 1, 1995, by and between the Company and Michael Afremov

8.             Employment Agreement, dated as of November 1, 2000, between Company and Michael Smithson

9.             Employment Agreement, dated as of July 6, 2000, between the Company and Kenneth Lock

10.           Independent Contractor Agreement between Company and Jeffrey Allan Miller dated August 1, 1995

11.           Consulting Agreement between Company and Dr. Christoph Boosfeld dated January 1, 2004

12.           Consulting Agreement between Company and Theodore Johnson, dated October 18, 2004

13.           See Section 3.13.7 of Schedule 3.13, above

14.           The Company has hired, and has employment agreements with the following individuals:

Name	Hire Date
Rolbiecki, Jerilynn	07/11/2005
Yang, Lou	06/27/2005
Burnside, Michael	06/13/2005
Young, Dick	06/13/2005
Yang, Junshu	05/16/2005
Yuhala, Kimberly J	05/16/2005
Bond, Judith	04/18/2005
Thome, Troy B.	04/11/2005
Pinor, Wendy S.	03/14/2005
Omer, Wesley W.	03/02/2005
Freilino, Jodi	02/28/2005
Palzer, Michael G.	02/28/2005
Tan, Susan	01/28/2005
Natzel, James M.	01/10/2005
Vogt, Kathleen	01/10/2005
Busch, Christine M.	01/05/2005

Section 3.18.1(n)

1.             See Section 3.18.1(a) of this Schedule 3.18, above

2.             See Section 3.18.1(m) of this Schedule 3.18, above

Section 3.18.1(o)

Charitable payments pursuant to the Confidential Settlement and Mutual General Release Agreement, by and among Franck Gougeon, Michael Afremov, and Dr. Kurt Amplatz, dated April 20, 2005.

Schedule 3.19

Affiliate Transactions

1.             Pursuant that certain Confidential Agreement, dated as of November 28, 2004, Gougeon borrowed $2,000,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

2.             Pursuant that certain Agreement, dated as of December 11, 2003, Gougeon borrowed $1,500,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

3.             Pursuant that certain Confidential Agreement, dated as of August 19, 2004, Afremov borrowed $2,000,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

4.             Pursuant that certain Agreement, dated as of September 3, 2003, Afremov borrowed $1,500,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

5.             Pursuant to that certain Agreement, dated as of December 22, 2004, Afremov borrowed $5,000,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

6.             See Section 3.18.1(m) of Schedule 3.18, above (re: Afremov and Gougeon Employment Agreements)

7.             Pursuant that certain Confidential Agreement, dated as of April 25, 2005, Afremov borrowed $2,000,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

8.             Pursuant that certain Confidential Agreement, dated as of May 18, 2005, Afremov borrowed $2,000,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

9.             Pursuant that certain Confidential Agreement, dated as of June 18, 2005, Afremov borrowed $2,000,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

10.           Pursuant that certain Confidential Agreement, dated as of July 18, 2005, Afremov borrowed $2,000,000, to be repaid on demand by the Company any time after final resolution of Michael Afremov v. Kurt Amplatz et al.

Schedule 3.20

Customer and Supplier Lists

1.             See Section 13 of Schedule 3.8

2.             Top 20 Suppliers for 2002:

Minnesota Extrusions

Foremost Machining Co. Inc.

Frank Kotula

Curtis Amplatz

J.A. Price Agency

LSA LLC

Bassett Creek Travel

Medica

Federal Express

Accellent Cardiology - Star Guide Corporation

Creative Data and Design

Fort Wayne Metals Corporation

Oppenheimer Shareholder Services

Nikolai Mersereau & Dietz

Cambridge Apts. Inc.

US Bank — AGA

Ernst & Young LLP

B-Braun Medical Inc.

Minuteman Press

3.             Top 20 Suppliers for 2003:

Frank Kotula

J.A. Price Agency Inc.

Curtis Amplatz

Cartika Medical

Foremost Machining Co., Inc.

Minnesota Extrusions

Medica

University of Minnesota

Bassett Creek Travel

LSA LLC

Federal Express

Via Biomedical, Inc.

Ernst & Young, LLP

Cambridge Apartments, Inc.

U.S. Bank — AGA

Nikolai Mersereau & Deitz

M2 Meeting Management

Cirks Construction, Inc.

Minuteman Express

DHL Express

4.             Top 20 Suppliers for 2004

Cartika Medical

J.A. Price Agency, Inc.

Frank Kotula

Curtis Amplatz

Via Biomedical, Inc.

Medica

Bassett Creek Travel

Ernst & Young, LLP

Federal Express

U.S. Bank — AGA

Mobile Lock & Safe Co.

Hennepin County Treasurer

Minuteman Express

Cambridge Apaitments, Inc.

Nikolai Mersereau & Deitz

Quintiles Consulting

LSA LLC

Foremost Machining Co., Inc.

Shenehon Company

Mendell Machine & Manuf.

5.             Top 20 Customers for 2002:

AB Medica

BVM Medical Limited

Since Intl Development Ltd.

Med-Impulse

Baylis Medical Company Inc.

Izasa S.A.

Medtel Australia

Thimar Al-Jazirah Corporation

Hijazi for Medical Supplies

Surgimed

Ace Medical Spol, S.R.O.

LDS Hospital

Deutsches Herzzentrum Berlin

Institut Jantung Negara SDN. B

St. Louis Children’s Hospital

Mayo Clinic

BioAssist Comercial LTDA.

The University of Chicago Hospital

Inselspital/Hopital De L’ile

Egamed Bratislava, Spol S RO

6.             Top 20 Customers for 2003

AB Medica

BVM Medical Limited

Since Intl Development Ltd.

Med-Impulse

Baylis Medical Company Inc.

Izasa S.A.

Medtel Australia

Ace Medical Spol, S.R.O.

LDS Hospital

Surgimed

Thimar Al-Jazirah Corporation

Deutsches Herzzentrum Berlin

Mayo Clinic

BioAssist Comercial LTDA.

St. Louis Children’s Hospital

Hijazi for Medical Supplies

Inselspital/Hopital De L’ile

Institut Jantung Negara SDN. B

The University of Chicago Hospital

Egamed Bratislava, Spol S RO

7.             Top 20 Customers for 2004

AB Medica

BVM Medical Limited

Since Int’l Development Ltd.

Med-Impulse

Baylis Medical Company Inc.

Izasa S.A.

Hijazi for Medical Supplies

Thimar A1-Jazirah Corporation

Ace Medical Spol, S.R.O.

Medtel Australia

Surgimed

LDS Hospital

Institut Jantung Negara SDN. B

Deutsches Herzzentrum Berlin

Egamed Bratislava, Spol S RO
Inselspital/Hopital De L’ile
BioAssist Comercial LTDA
Mayo Clinic
The University of Chicago Hospital
St. Louis Children’s Hospital

Schedule 3.21

Employees

1.             Theodore Johnson, former Controller of Company, resigned in September 2004.

2.             William Liebesny, former IT/IS Manager, and a few of his key staff, have resigned or been dismissed. See Section 8 of Schedule 3.22.

3.             The Company has terminated Rachael Pesta, Darin Nielson, and Bill Farrel.

Schedule 3.22

Litigation; Government Orders

1.             See Schedule 3.3

2.             See Section 3.13.2 of Schedule 3.13, above

3.             See Sections 2 and 3 of  Schedule 3.15

4.             See Section 3.23.3 of Schedule 3.23, below

5.             In March 1999, the Company was named as a defendant in a patent infringement lawsuit by Nitinol Medical Technology (NMT). NMT alleged that the Company was infringing on U.S. Patent No. 5,108,420. In April 1999, the Company served its response and counterclaims denying liability. In April 2001, the United States District Court for the District of Massachusetts granted NMT’s motion to stay all proceedings pending reexamination of the patent in question by the United States Patent and Trademark Office and, in December 2003, the Court dismissed the Company’s and NMT’s claims and counterclaim, without prejudice, because the reexamination proceedings were still not complete. Based on the reexamination proceedings, NMT re-filed its infringement suit in the District of Massachusetts in December 2004. The Company filed a declaratory judgment action in the United States District Court for the District of Minnesota which has been transferred to the District of Massachusetts for adjudication. The Company has asserted defenses and affirmative claims on both invalidity and non-infringement grounds and believes it will prevail on the merits. The parties have engaged in preliminary settlement discussions.

6.             The University of Minnesota has approached the Company regarding possible infringement of the University’s patent 6,077,281. The Company does not believe that the Company’s patents infringe the ‘281 patent.

7.             The Company was contacted by Dr. Paul S. Teirstein in November of 2004 of possible infringement of his U.S. Patent 5,499,995 for a Body Passageway Closure Apparatus. The Company does not believe that Dr. Teirstein’s claims have merit.

8.             The Company is currently involved in litigation with former employee William Liebesny and Creative Data & Design. See Section 1 of Schedule 3.6. The Company is claiming that Liebesny fraudulently overcharged the Company for computer and software equipment purchases, using Creative Data and Design as the entity to perpetrate the fraud. In Liebesny’s November 1, 2004 counterclaim, Liebesny alleges breach of contract, unlawful dominion and control of property, and conversion, and seeks a $50,000 penalty for violation of the Minnesota Civil Liability for Theft Statute, damages in excess of $50,000, and payment of costs and attorney’s fees. On July 20, 2005, the Hennepin

County Attorney charged Liebesny with 10 felony counts of theft by swindle for his allegedly illegal conduct towards the company.

9.             Rachael Pesta, a former employee of the Company, has threatened to bring a defamation  action against the Company related to her termination.

10.           Threatened Product Liability Claims:

a.             Patient Koberl. ASD. Right side arterial embolism. Austria. Strict liability. St. Paul Travelers has reserved $450,950

b.             Physician Cheatham. Muscular VSD. Death of clinical study patient. AGA not named, only Dr. Cheatham.

c.             Physician Paolillo/Patient John Boxall. ASD (32mm). Embolized with surgical removal. Plaintiffs counsel has sent an offer to settle for $25,000.00.

d.             Physician Donnelly/Patient Abby Spector. ASD (18mm) Erosion, required recessitation, neurological deficit, vision disturbances. Insurance company on notice of possible products liability claim.

e.             Physician Peart. PDA & 180 Degree Del Sys. Premature release of device.

f.              Physician Ducas. ASD (26mm) Death. AGA served on 9/14/04.

11.           On or around November 17, 2004, the Company received a Subpoena from the United  States Attorney’s Office. A copy of the Subpoena has been provided to the Investors.

12.           The Company has withheld payment on, and disputed certain invoices related to, forensic  services provided by a court-appointed computer forensic expert, Mark Lanterman, and his former employer, Espiria. The Company believes that such invoices are not payable because Mr. Lanterman has advised the Company that certain amounts billed by Espiria were duplicated items or estimates, rather than actual completed services. The Company  believes certain other invoices are not payable because a subcontractor retained by Espiria, Counterpane, was violating the terms of Counterpane’s contract with the Company. Mr. Lanterman and Espiria are currently parties to litigation that arose based on a dispute involving alleged improprieties by an Espiria executive, Mr. Lanterman’s subsequent departure, and Mr. Lanterman’s formation of a separate entity, Computer Forensic Services, which continued to do business for, and has been paid by, the Company.

The Company believes that Espiria’s current claims against the Company are approximately $50,000.00. The Company’s accountants will assess the need for any reserves.

Schedule 3.23

Product Warranties; Defects; Liability

Section 3.23.1

1.             See Schedule 3.22

2.             See Section 3.23.3 of this Schedule 3.23, below

Section 3.23.2

1.             The following are the standard warranty terms in distributor contracts:

The only warranties AGA makes with respect to Products are the description of Products and “Instructions for Use” on shipping containers and documents, sales and technical literature published by AGA, and the specific terms of an express product warranty, if any, given by AGA in connection with the sale of individual product units.

THE EXCLUSIVE REMEDY FOR A PRODUCT THAT IS DEFECTIVE IS ITS REPAIR, REPLACEMENT OR REPURCHASE, AS DESIGNATED BY AGA, EXCEPT IN RESPECT TO PERSONAL INJURIES SUFFERED IN CONNECTION WITH THE PRODUCTS, BUT AGA DISCLAIMS LIABILITY FOR INJURIES OR LOSSED CAUSED BY OR ASSOCIATED WITH USE OF THE PRODUCTS OTHERWISE THAN IN STRICT ACCORDANCE WITH AGA’S INSTRUCTIONS AND USER MANUALS, OR PRODUCTS THAT HAVE BEEN TAMPERED WITH OR DAMAGED.

AGA DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED BUT NOT LIMITED TO THE WARRANTIES OR MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE. AGA FURTHER DISCLAIMS LIABILITY TO DISTRIBUTOR AND  ALL OTHERS FOR ALL CONSEQUENTIAL, INCIDENTAL AND SPECIAL DAMAGES CAUSED BY OR IN CONNECTION WITH THE PRODUCTS, THEIR USE OF MISUSE, AND THEIR PERFORMANCE OR NON-PERFORMANCE.

Distributor agrees that the price of the Products has been established on the basis of the allocation of risk and liability expressed in this Paragraph 19, and by its separate initialing of this Paragraph acknowledges that Distributor has specifically reviewed and is fully aware of the provisions of this Paragraph and assumes and accepts the allocation of risks expressed herein.

Section 3.23.3

1.             See Schedule 3.22

2.             In October 2004, the Company became aware of a residue on certain delivery sheaths. During the week of November 8, 2004, Company management determined that the residue may require a recall. The Company notified the FDA on November 19, 2004 and initiated an official recall notice on November 22, 2004.

On November 29, 2004, the Company became aware of a similar residue on certain dilators. Shipments of products using the dilators were halted on December 1, 2004 and customers were instructed not to use any delivery systems utilizing the dilator. On December 8, 2004, the Company initiated a full recall of all dilators in the field.

The recall was classified by the FDA as a Class II Recall. Almost 13,000 delivery systems worldwide were reported defective, with over 90% of the reported units recovered and awaiting certified destruction. The company remains in Backorder on approximately 800 units. The legitimacy and potential materiality of any claims by customers have not yet been fully ascertained. The Recall has been closed, or has closing paperwork pending, with all applicable regulatory authorities.

3.             On November 28, 2004, a MedWatch Report was sent to the FDA regarding the death of an 81-year-old patient, possibly due to the contaminated delivery sheath described in Item 2 above. The Company’s insurance broker has confirmed that the decedent’s family has not yet brought any claims, and that the autopsy suggested death from causes unrelated to the delivery sheath.*

Schedule 3.24

Insurance

1.             Philadelphia Indemnity Ins. Co: Director & Officer, Employment Liability, Fiduciary Liability in the amount of $5,000,000; Expires March 19, 2006; Policy number PHSD126947

2.             Chubb / Federal Insurance Company: Products Policy (Primary Layer) in the amount of $5,000,000; Expires March 19, 2006; Policy number 7350-55-98 MIN

3.             Allied World Assurance: Excess Products Policy (5 x/o 5) in the amount of $5,000,000; Expires March 19, 2006; Policy number AW0199209

4.             Axis Specialty Insurance Company: Excess Products Policy (10 x/o 10) in the amount of $10,000,000; Expires March 19, 2006. Policy number AAU701428/01/2005

5.             Columbia Casualty Company / CAN: Excess Products Policy (10 x/o 20) in the amount of $10,000,000; Expires March 19, 2006. Policy number ADE2082665330-0

6.             Federal Insurance Company: Automobile Coverage in the amount of $1,000,000; Expires March 19, 2006; Policy number (05) 7350-55-97

7.             Chubb/Federal Insurance Company: Worker’s Compensation and Employer’s Liability Policy in the amount of $1,000,000; Expires March 19, 2006; Policy number (06) 717034-45

8.             Chubb/Federal Insurance Company: Non Products Excess and Umbrella Insurance in the amount of $10,000,000; Expires March 19, 2006; Policy number 9363-15-35 MIN

9.             Chubb/Federal Insurance Company: Personal Property $38,000,000; Business Interuption $30,000,000; Building $20,627,000; General Liability $2,000,000; Employee Benefits $1,000,000 / $3,000,000; (includes global extension); Expires March 19, 2006; Policy number 3579-50-33 MIN

10.           St. Paul Travelers: Crime Plus Policy, in the amount of $1,000,000, Expires March 19, 2006; Policy number 104497124

11.           Landmark American Ins. Co.: Medical Professional Liability Policy in the amount of $1,000,000 / $5,000,000; Expires February 2, 2006; Policy number LHM705853.

12.           The Company holds a key man life insurance policy on the life of Franck Gougeon in the amount of $7,000,000 with Northwestern Mutual, policy number 14900457.

Schedule 3.25

No Brokers

1.             Engagement Agreement, as of June 2004, between Goldsmith Agio Helms Securities,  Inc. and Franck Gougeon.

Schedule 4.2

Authorization of Governmental Authorities

1.             See Schedule 3.3

Schedule 4.3

Noncontravention

1.             See Schedule 3.3

Schedule 4.4

No Brokers

1.             See Schedule 3.25

SCHEDULE 5.3

1.             Authorization, execution, delivery and performance of the Agreement by the Investors is contingent on the issuance of a Government Order by the Court approving the same.  The consummation of the Contemplated Transactions is contingent on the entry by the Court of the Final Order.

2.             A Certification and Report Form For Certain Mergers and Acquisitions has been filed by the Investors with the U.S. Federal Trade Commission and Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The Investors received confirmation of early termination of the approval waiting period for this application from the Federal Trade Commission on July 11, 2005.

3.             SEC Form D with respect to the offering to the Investors.

SCHEDULE 10.2.2(d)

1.             In the matter of Hutchinson Technology, Inc. vs. Commissioner of Revenue — Case Nos. A04-1245, A04-1247: Hutchinson Technology, Inc. (“Hutchinson”), sought to avoid paying taxes on income generated by foreign subsidiaries.  The tax court denied its claims for refunds of corporate franchise tax and Hutchinson appealed.  The issues on appeal were whether Hutchinson’s foreign subsidiary, HTI Export, Ltd. (“HEX”), qualified as a foreign operating corporation under Minnesota law and whether Hutchinson “accrued” genuine “fees” from HEX for state tax purposes where Hutchinson allocated a portion of its “indirect costs” to HEX for federal tax purposes.  On June 9, 2005, the Minnesota Supreme Court ruled in favor of Hutchinson.  The court’s ruling clears the way for the Company to seek:  (a) recovery of up to approximately $600,000 in refunds relative to income generated by its foreign subsidiary, AGA Medical FSC, Inc., for FY2000 and FY2001 and (b) application of approximately $800,000 in capital loss carry forward attributable to AGA Medical FSC, Inc.

2.             Pursuant to the Settlement Agreement, the Company will make a donation of $2,500,000 to a charity designated by, and in the name of, Michael Afremov, and a donation of $2,500,000 to a new charitable entity to be named after Kurt Amplatz, as well as a settlement payment of $2,500,000 to Michael Afremov for expenses incurred in connection with the Litigation. To the extent they are deductible, the charitable contributions and settlement payment may result in savings of $1,900,000 and $950,000, respectively (assuming the same 38% combined federal and state Effective Rate used to calculate deferred tax assets).

3.             Payments from Chubb relative to the Litigation and the NMT Dispute in the amount of approximately $3,300,000 and $500,000, respectively, are expected.

4.             The amount, if any, by which the Closing Date Cash Amount exceeds $58,500,000.